As filed with the Securities and Exchange Commission on December 28, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HudBay Minerals Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada

(Province or Other Jurisdiction of Incorporation or Organization)

1000

(Primary Standard Industrial Classification Code Number)

98-0485558

(I.R.S. Employee Identification No.)

25 York Street, Suite 800

Toronto, Ontario

M5J 2V5, Canada

Telephone: (416) 362-8181

(Address, including postal code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Ave of the Americas, Suite 210

New York, NY 10036

Telephone: (212) 299-5600

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Patrick Donnelly HudBay Minerals Inc. 25 York Street, Suite 800 M5J 2V5, Canada (416) 362-8181	John E. Estes Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Kari MacKay Goodmans LLP Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7 (416) 597-6282

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

Province of Ontario, Canada

(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.    ☐               upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.   ☒                 at some future date (check appropriate box below):

1.    ☐                  Pursuant to Rule 467(b) on (        ) at (        ) (designate a time not sooner than seven calendar days after filing).

2.    ☐                  Pursuant to Rule 467(b) on (        ) at (        ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (        ).

3.    ☒                Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.    ☐                  After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
9.500% Senior Notes due 2020 of HudBay Minerals Inc.	$500,000,000	100%	$500,000,000	$68,200
Guarantees of 9.500% Senior Notes due 2020 of HudBay Minerals Inc.	—	—	—	—(2)
Total	$500,000,000		$500,000,000	$68,200

(1)               The notes being registered are offered (i) in exchange for 9.500% Senior Notes due 2020 previously sold in a transaction exempt from registration under the Securities Act of 1933, as amended, and (ii) upon certain resales of the notes by broker-dealers. The registration fee has been computed based on the face value of the notes solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457 under the Securities Act of 1933.

(2)               Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable for the guarantees of the notes by the Additional Registrants set forth below that are being registered pursuant to this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter*	Province or other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Hudson Bay Mining and Smelting Co., Limited	Canada	98-0189275
Hudson Bay Exploration and Development Company Limited	Canada	Not Applicable
HudBay Marketing & Sales Inc.	Canada	98-0496301

*             The address for each of the Additional Registrants is 25 York Street, Suite 800, Toronto, Ontario, M5J 2V5, Canada and the telephone number at that address is (416) 362-8181. The primary standard industrial classification code number for each of the Additional Registrants is 1000.

PART 1

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form prospectus has been filed with the securities regulatory authority in the Province of Ontario, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold nor may offers to buy be accepted until a receipt for the short form prospectus is obtained from the securities regulatory authority and the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of HudBay Minerals Inc. at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5, telephone: (416) 362-8181, and are also available electronically at www.sedar.com and at www.sec.gov.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	December 27, 2012

HudBay Minerals Inc.
Exchange Offer for US$500,000,000 of its
9.50% Senior Notes due 2020

The Company

•                  HudBay Minerals Inc. (“Hudbay”) is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, Hudbay is focused on the discovery, production and marketing of base and precious metals. Hudbay’s head office is located at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5. Hudbay’s registered office is located at 201 Portage Avenue, 2200, Winnipeg, Manitoba, Canada, R3B3L3.

The Exchange Offer

•                  If all the conditions of the exchange offer (the “Exchange Offer”) are satisfied, Hudbay will exchange up to US$500,000,000 aggregate principal amount of its 9.50% Senior Notes due 2020 issued on September 13, 2012 (the “Initial Notes”) that are validly tendered and not validly withdrawn for an equal principal amount of 9.50% Senior Notes due 2020 (the “Exchange Notes”) that have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”).

•                  You may withdraw your tender of Initial Notes at any time before the expiration of the Exchange Offer.

•                  The Exchange Offer will expire at 5:00 p.m., New York City time, on              , 2013, unless Hudbay extends the Exchange Offer.

The Exchange Notes

•                  The terms of the Exchange Notes to be issued in the Exchange Offer are substantially identical to the Initial Notes except that, unlike the Initial Notes, the Exchange Notes will be freely tradable in the United States by persons not affiliated with Hudbay or any of the Guarantors (as defined below), will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Initial Notes.

•                  The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally on an unsubordinated unsecured basis, by substantially all of Hudbay’s existing and future subsidiaries other than certain excluded subsidiaries, which excluded subsidiaries include Hudbay’s subsidiaries that own the Constancia project (collectively, the “Guarantors”, which term shall also include, as the context requires, the guarantors of the Initial Notes).

•                  The Exchange Notes will be issued in United States dollars.

•                  The Exchange Notes will be issued in minimum denominations of US$2,000 principal amount and integral multiples of US$1,000 in excess thereof.

•                  No public market exists for the Exchange Notes and Hudbay cannot assure you that an active trading market for the Exchange Notes will develop. There is no market through which the Exchange Notes may be sold and you may not be able to resell the Exchange Notes exchanged under this short form prospectus. This may affect the pricing of the Exchange Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the Exchange Notes and the extent of issuer regulation. See “Risk Factors” commencing on page 16.

Before participating in the Exchange Offer, please refer to the section in this short form prospectus entitled “Risk Factors” commencing on page 16.

For a more detailed description of the Exchange Notes, please refer to the section in this short form prospectus entitled “Description of Notes” commencing on page 48.

In this short form prospectus, references to (i) Canadian dollars or $ are to the currency of Canada, (ii) U.S. dollars or US$ are to the currency of the United States and (iii) the “Notes” mean, collectively, the Initial Notes and the Exchange Notes, unless otherwise indicated or required by the context.

This offering of the Exchange Notes is made by Hudbay and the offering of the guarantees accompanying the Exchange Notes is made by the Guarantors. Each of these entities is a foreign issuer in the United States and is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those in the United States. This short form prospectus incorporates by reference the consolidated financial statements of Hudbay comprised of the audited consolidated financial statements for the years ended December 31, 2011 and December 31, 2010 and the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2012. Such financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Hudbay’s financial statements are subject to Canadian auditing and auditor independence standards and the standards of the Public Company Accounting Oversight Board.

This short form prospectus does not qualify the distribution, if any, of Exchange Notes to Canadian holders of Initial Notes. Exchange Notes distributed to Canadian holders may only be resold pursuant to private placement exemptions from the prospectus requirements of Canadian securities laws.

Owning the securities described herein may subject you to tax consequences both in the United States and in Canada, which may not be fully described in this short form prospectus. In addition to reading the tax discussion contained in this short form prospectus, you should consult your own tax advisors.

The enforcement of civil liabilities under U.S. federal or state securities laws or other laws of the United States may be affected adversely by the fact that Hudbay and the Guarantors are formed under the laws of Canada, that most of Hudbay’s directors and officers, as well as certain of the experts named in this short form prospectus, reside outside of the United Sates, and that substantially all of the assets of Hudbay and the assets of such persons are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that, during the period of the Exchange Offer, Hudbay, the Guarantors or their affiliates, directly or indirectly, may bid or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

No underwriter has been involved in the preparation of this short form prospectus or performed any review of the contents of this short form prospectus.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This short form prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or transfers of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Hudbay and the Guarantors have agreed that they will make this short form prospectus available to any broker-dealer for use in connection with any such resale or transfer for a period that ends the earlier of (i) 180 days after the date on which the registration statement that includes this short form prospectus is declared effective by the SEC, and (ii) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution”.

Hudbay’s earnings coverage ratio for the twelve-month period ended December 31, 2011 prior to and after giving effect to the issuance of the Initial Notes and the consummation of the Exchange Offer is less than one to one. See “Earnings Coverage Ratios”.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	1

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS	3

FORWARD-LOOKING STATEMENTS	4

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND RESOURCES	6

EXCHANGE RATES	7

WHERE YOU CAN FIND MORE INFORMATION	8

SUMMARY TERMS OF THE EXCHANGE OFFER AND THE EXCHANGE NOTES	9

DESCRIPTION OF THE BUSINESS	13

RISK FACTORS	16

USE OF PROCEEDS	32

CONSOLIDATED CAPITALIZATION	33

TRADING PRICE AND VOLUME	34

EARNINGS COVERAGE RATIOS	36

ADDITIONAL INFORMATION REGARDING GUARANTORS	37

DESCRIPTION OF MATERIAL INDEBTEDNESS AND OTHER COMMITMENTS	39

THE EXCHANGE OFFER	40

DESCRIPTION OF NOTES	48

PRIOR SALES	110

CERTAIN ERISA CONSIDERATIONS	111

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	112

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	113

PLAN OF DISTRIBUTION	115

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	116

LEGAL MATTERS	117

INDEPENDENT AUDITORS	117

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	118

SCHEDULE A: CONSTANCIA PROJECT	119

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS	A-1

CERTIFICATE OF HUDBAY MINERALS INC.	C-1

CERTIFICATE OF HUDSON BAY MINING AND SMELTING CO., LIMITED	C-2

CERTIFICATE OF HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED	C-3

CERTIFICATE OF HUDBAY MARKETING & SALES INC.	C-4

i

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of Hudbay, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this short form prospectus:

(a)                                 the annual information form dated March 30, 2012 for the year ended December 31, 2011 (the “AIF”);

(b)                                 the audited consolidated financial statements for the years ended December 31, 2011 and 2010, and management’s discussion and analysis for the year ended December 31, 2011;

(c)                                  the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2012, and management’s discussion and analysis for the three and nine months ended September 30, 2012;

(d)                                 the following material change reports:

(i)	material change report filed on September 14, 2012 in respect of the offering of the Initial Notes;

(ii)

material change report filed on August 14, 2012 in respect of Hudbay’s board of directors’ approval for an investment to fund the development and construction of its Constancia copper mine in Peru and a precious metals stream transaction with Silver Wheaton Corp.; and

(iii)	material change report filed on May 24, 2012 in respect of a proposed offering of senior unsecured notes that was subsequently discontinued; and

(e)                                  notice of annual and special meeting of shareholders and management information circular dated May 14, 2012 in respect of the annual and special meeting of shareholders of Hudbay held on June 14, 2012.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Hudbay at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5; Attention: Corporate Secretary. Hudbay’s telephone number at that address is (416) 362-8181. Copies of the documents incorporated herein by reference are also available electronically on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, and on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov.

Any documents of the type required by National Instrument 44-101 to be incorporated by reference in this short form prospectus including any material change reports (excluding confidential reports), management’s discussion and analysis, comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, information circulars, annual information forms and business acquisition reports filed by Hudbay with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this short form prospectus.

The consolidated financial statements of Hudbay, incorporated by reference herein, include the financial results of the Guarantors.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Hudbay is organized under and governed by the federal laws of Canada. Most of the directors and officers of Hudbay and the Guarantors and certain of the experts named in this short form prospectus reside outside the United States, and substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process for a lawsuit within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against any of them, judgments in non-U.S. courts obtained in courts of the United States predicated upon, among other things, the civil liability provisions of the U.S. federal securities laws

Each of Hudbay and each Guarantor has appointed Corporation Service Company (“CSC”), New York, New York, as its agent for service of process in the U.S. in respect of any civil suit or action brought against or involving it in a U.S. federal or state court located in the Borough of Manhattan of the City of New York arising out of, related to or concerning the offering of the Notes.

FORWARD-LOOKING STATEMENTS

This short form prospectus contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. All information contained in this short form prospectus, other than statements of current and historical fact, is forward-looking information. Forward-looking information includes information that relates to, among other things, Hudbay’s objectives, strategies, and intentions and future financial and operating performance and prospects. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “budget”, “guidance”, “scheduled”, “estimates”, “forecasts”, “strategy”, “target”, “intends”, “objective”, “goal”, “understands”, “anticipates” and “believes” (and variations of these or similar words) and statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” “occur” or “be achieved” or “will be taken” (and variations of these or similar expressions). All of the forward-looking information in this short form prospectus is qualified by this cautionary note.

Forward-looking information includes, but is not limited to, continued production at Hudbay’s 777 mine, continued processing at Hudbay’s Flin Flon concentrator, Snow Lake concentrator and Flin Flon zinc plant, Hudbay’s ability to develop its Lalor, Constancia and Reed projects and the anticipated scope of, cost of and development plans for, these projects, anticipated timing of Hudbay’s projects and events that may affect Hudbay’s projects, Hudbay’s expectation that it will receive the remaining US$250.0 million deposit payment under the precious metals stream transaction with Silver Wheaton Corp., the anticipated effect of external factors on revenue, such as commodity prices, anticipated exploration and development expenditures and activities and the possible success of such activities, estimation of mineral reserves and resources, mine life projections, timing and amount of estimated future production, reclamation costs, economic outlook, government regulation of mining operations, and business and acquisition strategies

Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by Hudbay at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information.

The material factors or assumptions that Hudbay identified and were applied by Hudbay in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to:

•                  the success of mining, processing, exploration and development activities;

•                  the accuracy of geological, mining and metallurgical estimates;

•                  the costs of production;

•                  the supply and demand for metals Hudbay produces;

•                  the volatility of commodity prices;

•                  the volatility in foreign exchange rates;

•                  the supply and availability of concentrate for Hudbay’s processing facilities;

•                  the supply and availability of reagents for Hudbay’s concentrators;

•                  the availability of third party processing facilities for Hudbay’s concentrate;

•                  the supply and availability of all forms of energy and fuels at reasonable prices;

•                  the availability of transportation services at reasonable prices;

•                  no significant unanticipated operational or technical difficulties;

•                  the execution of Hudbay’s business strategy, including the success of Hudbay’s strategic investments;

•                  the availability of financing for Hudbay’s exploration and development projects and activities;

•                  the ability to complete project targets on time and on budget and other events that may affect Hudbay’s ability to develop Hudbay’s projects;

•                  the timing and receipt of various regulatory and governmental approvals;

•                  the availability of personnel for Hudbay’s exploration, development and production projects and ongoing employee relations;

•                  maintaining good relations with the communities in which Hudbay operates, including the communities surrounding Hudbay’s Constancia project;

•                  no significant unanticipated challenges with stakeholders at Hudbay’s various projects;

•                  no significant unanticipated events relating to regulatory, environmental, health and safety matters;

•                  no contests over title to Hudbay’s properties, including as a result of rights or claimed rights of aboriginal peoples;

•                  the timing and possible outcome of pending litigation and no significant unanticipated litigation;

•                  any assumptions related to taxes, including, but not limited to current tax laws and regulations; and

•                  no significant and continuing adverse changes in general economic conditions or conditions in the financial markets.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, risks generally associated with the mining industry, such as economic factors (including future commodity prices, currency fluctuations and energy prices), uncertainties related to the development and operation of Hudbay’s projects, depletion of Hudbay’s reserves, risks related to political or social unrest or change and those in respect of aboriginal and community relations and title claims, operational risks and hazards, including unanticipated environmental, industrial and geological events and developments and the inability to insure against all risks, failure of plant, equipment, processes, transportation and other infrastructure to operate as anticipated, compliance with government and environmental regulations, including permitting requirements and anti-bribery legislation, dependence on key personnel and employee relations, volatile financial markets that may affect Hudbay’s ability to obtain financing on acceptable terms, uncertainties related to the geology, continuity, grade and estimates of mineral reserves and resources and the potential for variations in grade and recovery rates, uncertain costs of reclamation activities, Hudbay’s ability to comply with Hudbay’s pension and other post-retirement obligations, Hudbay’s ability to abide by the covenants in Hudbay’s debt instruments, as well as the risks discussed under the heading “Risk Factors”.

Should one or more risks, uncertainties, contingencies or other factors materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, you should not place undue reliance on forward-looking information. Hudbay does not assume any obligation to update or revise any forward-looking information after the date of this short form prospectus or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND RESOURCES

The disclosure in this short form prospectus uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in this short form prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the mineral reserve disclosure requirements of the SEC set forth in Industry Guide 7. Consequently, reserve and resource information contained in this short form prospectus is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

In particular, the SEC’s Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this short form prospectus may not qualify as “reserves” under SEC standards.

In addition, this short form prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The SEC’s Industry Guide 7 does not recognize mineral resources and U.S. companies are generally not permitted to disclose resources in documents they file with the SEC. Investors are specifically cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred resource exists. It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this short form prospectus is economically or legally mineable. For the above reasons, information contained in this short form prospectus containing descriptions of Hudbay’s mineral reserve and resource estimates is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

The scientific and technical information contained in this short form prospectus related to the Constancia project (including Pampacancha) has been prepared under the supervision of and approved by Cashel Meagher, P. Geo., Hudbay’s Vice President, South America Business Unit. The scientific and technical information contained in this short form prospectus related to all other sites and projects has been prepared under the supervision of and approved by Robert Carter, P. Eng., Hudbay’s Director, Technical Services. Messrs. Meagher and Carter are “Qualified Persons” for purposes of NI 43-101.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the low, high, period-end and average noon rates published by the Bank of Canada. Such rates are set forth as Canadian dollars per US$1.00 and are the rates published by the Bank of Canada. On September 28, 2012, the noon rate was US$1.00 equals $0.9837. Hudbay does not make any representation that Canadian dollars could have been converted into U.S. dollars at the rates shown or at any other rate.

	Three months Ended September 30,		Nine months Ended September 30,		Twelve Months Ended December 31,
	2012	2011	2012	2011	2011	2010	2009
Low	0.9710	0.9449	0.9710	0.9449	0.9449	0.9946	1.0292
High	1.0214	1.0389	1.0418	1.0389	1.0604	1.0778	1.3000
Period-end	0.9837	1.0389	0.9837	1.0389	0.9833	1.0054	0.9555
Average rate	0.9953	0.9807	1.0023	0.9781	0.9891	1.0299	1.1420

WHERE YOU CAN FIND MORE INFORMATION

Hudbay has filed a registration statement on Form F-10 with the SEC regarding the Exchange Notes. This short form prospectus is part of such registration statement. For further information about Hudbay and the Exchange Notes, you should refer to the registration statement and its exhibits. This short form prospectus summarizes material provisions of agreements and other documents to which Hudbay refers you. Because this short form prospectus may not contain all of the information that you may find important, you should review the full text of these agreements and documents. Copies of these agreements and documents have been included as exhibits to the registration statement.

Hudbay is currently subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports and other information with the SEC. However, Hudbay is a “foreign private issuer” as defined in Rule 405 of the Securities Act and therefore is not required to comply with Exchange Act provisions regarding the furnishing and content of proxy statements and Hudbay’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Additionally, under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which differ from those in the United States.

The registration statement (including the attached exhibits) and any other statements and information Hudbay files with the SEC will be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549.

Copies may also be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Information can also be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is www.sec.gov.

Hudbay also files information, such as periodic reports and financial information, with the Canadian Securities Administrators, which may be accessed at www.sedar.com.

Anyone who receives a copy of this short form prospectus may obtain copies of the indenture governing the Notes (the “Indenture”) without charge by writing to Hudbay at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5. Attention: Corporate Secretary. Hudbay’s telephone number at that address is (416) 362-8181. It is also available electronically at www.sedar.com and at www.sec.gov.

SUMMARY TERMS OF THE EXCHANGE OFFER AND THE EXCHANGE NOTES

Hudbay is able to incorporate by reference information into this short form prospectus, which means it can disclose important information to you in documents outside this short form prospectus. This summary is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements incorporated by reference in this short form prospectus. This summary and the “Description of the Business” section that follows highlight selected information contained elsewhere in, or incorporated by reference into, this short form prospectus. You should read the entire short form prospectus and the information incorporated herein closely, including the AIF and management’s discussion and analysis of the financial condition and operations of Hudbay for the three and nine months ended September 30, 2012, and the year ended December 31, 2011.

Hudbay is offering to exchange up to US$500,000,000 aggregate principal amount of Initial Notes for an equal principal amount of Exchange Notes. In order to exchange your Initial Notes, you must properly tender them and Hudbay must accept your tender. Hudbay will exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn. Hudbay will issue the Exchange Notes as promptly as practicable after the expiration of the Exchange Offer.

Exchange Offer:	Hudbay will exchange your Initial Notes for an equal aggregate principal amount of Exchange Notes.

Resale of Exchange Notes:

Hudbay believes you may offer the Exchange Notes for resale, resell and otherwise transfer them without compliance with the registration or prospectus delivery provisions of the Securities Act if:

•                  you are acquiring the Exchange Notes in the ordinary course of your business;

•                  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes issued to you; and

•                  you are not an affiliate, under Rule 405 of the Securities Act, of Hudbay or any of the Guarantors.

You should read the discussion under the heading “Exchange Offer” for further information regarding the Exchange Offer and resale of the Exchange Notes.

Registration Rights Agreement:

Hudbay has undertaken this Exchange Offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the Initial Notes (the “Registration Rights Agreement”). See “Exchange Offer”.

Consequences of Failure to Exchange Initial Notes:

You will continue to hold the Initial Notes that remain subject to their existing transfer restrictions if:

•                  you do not tender your Initial Notes; or

•                  you tender your Initial Notes and they are not accepted for exchange.

Subject to certain limited exceptions, Hudbay will have no obligation to register the Initial Notes after it consummates the Exchange Offer. See “Exchange Offer — Terms of the Exchange Offer — Consequences of Failure to Exchange” and “— Acceptance of Initial Notes for Exchange; Delivery of New Notes”.

Expiration Date:

The “expiration date” for the Exchange Offer is 5:00 p.m., New York City time, on              , 2013, unless Hudbay extends it, in which case “expiration date” means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange Offer:	The Exchange Offer is subject to certain customary conditions, which Hudbay may waive. See “Exchange Offer — Terms of the Exchange Offer — Conditions”.

Procedures for Tendering Initial Notes:

If you wish to accept the Exchange Offer, you must submit the required documentation and effect a tender of Initial Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this short form prospectus and in the relevant letter of transmittal. See “Exchange Offer — Terms of the Exchange Offer — Procedures for Tendering”, “— Book Entry Transfer”, “— Exchanging Book-Entry Notes” and “— Guaranteed Delivery Procedures”.

Guaranteed Delivery Procedures:

If you wish to tender your Initial Notes, but cannot properly do so prior to the expiration date, you may tender your Initial Notes in accordance with the guaranteed delivery procedures described in “Exchange Offer — Terms of the Exchange Offer — Guaranteed Delivery Procedures”.

Withdrawal Rights:

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of Initial Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes:

Subject to certain conditions, any and all Initial Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the expiration date. See “Exchange Offer — Terms of the Exchange Offer”.

U.S. Federal Income Tax Considerations:	The exchange of the Initial Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations”.

Use of Proceeds:

Hudbay will not receive any proceeds from the issuance of the Exchange Notes and the related guarantees. Hudbay and the Guarantors are offering the Exchange Notes and the related guarantees solely to satisfy their obligations under the Registration Rights Agreement. Initial Notes that are validly tendered (and not validly withdrawn) and exchanged will be retired and cancelled and cannot be reissued. See “Use of Proceeds”.

Exchange Agent:	U.S. Bank National Association is serving as the exchange agent.

Summary of Terms of the Exchange Notes:

The terms of the Exchange Notes are substantially identical to the terms of the Initial Notes except that the Exchange Notes:

•                  will be registered under the Securities Act, and therefore will not contain restrictions on transfer;

•                  will not contain provisions relating to additional interest;

•                  will bear a different CUSIP number from the Initial Notes; and

•                  will not entitle their holders to registration rights.

Issuer:	HudBay Minerals Inc.

Notes Offered:	US$500,000,000 aggregate principal amount of 9.500% Senior Notes due 2020.

Maturity Date:	October 1, 2020.

Interest:	9.500% per year payable semi-annually in arrears in cash on April 1 and October 1 of each year beginning April 1, 2013.

Ranking:	The Exchange Notes and the guarantees will be Hudbay’s and the Guarantors’ senior unsecured obligations and will:

• rank equally in right of payment with all of Hudbay’s and the Guarantors’ existing and any future senior indebtedness;

• rank senior in right of payment to all of Hudbay’s and the Guarantors’ future subordinated indebtedness, if any;

• be effectively subordinated to any of Hudbay’s and the Guarantors’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Hudbay’s subsidiaries that do not guarantee the Exchange Notes.

Guarantees:

The Exchange Notes will be guaranteed on a senior unsecured basis by Hudbay’s existing and future restricted subsidiaries, other than certain excluded subsidiaries. Under certain circumstances, Guarantors may be released from their guarantees without the consent of the holders of Exchange Notes. The Note Guarantees will be fully and unconditionally guaranteed by Hudbay on a senior unsecured basis.

For the 12 months ended September 30, 2012, Hudbay’s non-guarantor subsidiaries did not contribute to Hudbay’s revenue and reduced Hudbay’s profit from continuing operations before tax by approximately $36.6 million.

As of September 30, 2012, Hudbay’s non-guarantor subsidiaries:

• represented approximately 28% of Hudbay’s consolidated total assets; and

•                  had approximately $291.0 million of consolidated total liabilities, including debt and trade payables but excluding intercompany liabilities, all of which would have been structurally senior to the Exchange Notes.

Optional Redemption:

The Exchange Notes will be redeemable at Hudbay’s option, in whole or in part, at any time on or after October 1, 2016, at the redemption prices set forth in this short form prospectus, together with accrued and unpaid interest, if any, to the date of redemption. Prior to October 1, 2016, Hudbay may redeem some or all of the Exchange Notes at a price equal to 100% of the principal amount of the Exchange Notes plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 1, 2015, Hudbay may redeem up to 35% of the original principal amount of the Exchange Notes with the proceeds of certain equity offerings at a redemption price of 109.500% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption.

Change of Control:

Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause Hudbay to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date.

Certain Covenants:

Hudbay will issue the Exchange Notes under an Indenture with U.S. Bank National Association, as trustee. The Indenture will, among other things, limit Hudbay’s ability and the ability of Hudbay’s restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem Hudbay’s capital stock;

• prepay, redeem or repurchase certain debt;

• make loans and investments;

• sell assets;

• incur liens;

• enter into transactions with affiliates;

• enter into agreements restricting Hudbay’s subsidiaries’ ability to pay dividends; and

• consolidate, amalgamate, merge or sell all or substantially all of Hudbay’s assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of Notes”.

Absence of Public Market for the Notes:

The Exchange Notes are a new issue of securities and there is currently no established trading market for the Exchange Notes. Hudbay does not intend to apply for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Additional Amounts:

In the event that certain taxes are payable in respect of payments on the Exchange Notes and the guarantees, Hudbay and the Guarantors will, subject to certain exceptions, pay such additional amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the Exchange Notes and the guarantees, respectively, had no such withholding or deduction been required. See “Description of Notes—Payment of Additional Amounts”.

Optional Tax Redemption:

The Exchange Notes may be redeemed at Hudbay’s option in whole, but not in part, at the principal amount thereof plus accrued and unpaid interest to the redemption date, in certain circumstances in which Hudbay would become obligated to pay additional amounts under the Exchange Notes. See “Description of Notes—Optional Redemption”.

DESCRIPTION OF THE BUSINESS

Hudbay is an integrated mining company producing copper concentrate (containing copper, gold and silver) and zinc metal. With assets in North and South America, Hudbay is focused on the discovery, production and marketing of base and precious metals. Through its subsidiaries, Hudbay owns copper/zinc/gold mines, ore concentrators and a zinc production facility in northern Manitoba and Saskatchewan, and a copper project in Peru. Hudbay’s mission is to create sustainable value through increased commodity exposure, on a per share basis, in high quality and growing long life deposits.

Hudbay has three material mineral assets, all of which are currently 100% owned:

•                  777, an underground mine in Flin Flon, Manitoba, which has been producing since 2004;

•                  Lalor, a zinc, gold and copper project currently under construction near Snow Lake, Manitoba, which commenced initial ore production from the ventilation shaft in August 2012 and is expected to begin full production from the main shaft in late 2014; and

•                  Constancia, a copper project currently under construction in Peru, which is expected to commence initial production in late 2014 and begin full production in the second quarter of 2015.

Hudbay’s other mineral assets include its 70% interest in the Reed copper project near Snow Lake, Manitoba, which is currently under construction and expected to commence production in late 2013. Hudbay’s Trout Lake and Chisel North underground mines closed as scheduled in June 2012 and September 2012, respectively. In addition, Hudbay owns and operates a portfolio of processing facilities in northern Manitoba which includes its primary Flin Flon ore concentrator that produces zinc and copper concentrates, its Snow Lake concentrator that produces zinc and copper concentrates and its Flin Flon zinc plant that produces high-grade zinc metal. As of September 30, 2012, Hudbay held minority equity investments in 18 junior exploration companies as part of its strategy to build a pipeline of projects with the potential for development.

For the twelve months ended September 30, 2012, Hudbay generated revenue of approximately $775.9 million. Hudbay’s common shares trade under the symbol “HBM” on both the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”).

777 Mine

Hudbay’s 100% owned 777 mine is an underground copper, zinc, gold and silver mine located within the Flin Flon Greenstone Belt, immediately adjacent to its principal concentrator and zinc plant in Flin Flon, Manitoba. Development of the 777 mine commenced in 1999 and commercial production began in 2004. The anticipated mine life is until 2020.

In 2010, Hudbay commenced the $20.0 million 777 North expansion, which upon completion in 2013 is expected to increase 777’s production capacity by approximately 8%, and provide an underground platform to support its underground exploration efforts in the area surrounding the 777 mine.

Hudbay has entered into a precious metals stream transaction with Silver Wheaton pursuant to which it received a US$455.0 million upfront deposit payment for a portion of the precious metal stream at its 777 mine.

Lalor Project

Lalor is a 100% owned zinc, gold and copper project currently under construction near Snow Lake, Manitoba. The Lalor project is expected to benefit from Hudbay’s existing infrastructure and experienced personnel in the Snow Lake area.

Prefeasibility work began in early 2010 and Hudbay completed an updated prefeasibility study in February 2011, an optimization study in July 2011 and a further prefeasibility study in March 2012. Following the optimization study, Hudbay’s Board of Directors approved the construction of a new 4,500 tonnes per day concentrator at Lalor. Including the new concentrator, the total estimated project cost for Lalor is $704.0 million, of which approximately $316.5 million had been spent as of November 30, 2012.

As part of the development of the Lalor project, a 3,200 meter underground ramp from Hudbay’s Chisel North mine to the Lalor deposit began in December 2009 and was completed on time and on budget in 2011. Initial production of zinc rich ore by way of the ventilation shaft commenced in August 2012. First production from the 985 meter production shaft is anticipated in late 2014, which is scheduled to coincide with the completion of the new Lalor concentrator. Full production, use of the new concentrator and an increase to the capacity of the tailings facility are contingent upon receipt of required permits, which Hudbay believes to be forthcoming.

Constancia Project

Constancia is a 100% owned copper project in Peru, which Hudbay acquired through its acquisition of Norsemont Mining Inc. (“Norsemont”) in 2011. Constancia is located in the Province of Chumbivilcas in southern Peru.

On August 8, 2012, Hudbay’s Board of Directors approved a US$1.5 billion investment to fund the development and construction of the Constancia project.

The Constancia development schedule contemplates nine quarters of construction, with initial production in late 2014 and full production commencing in the second quarter of 2015. This timeline to completion is shorter than previously forecast and reflects the progress that has been made in the past year at the project in front-end engineering and design, permitting and community relations.

Annual contained copper metal in concentrate is expected to average approximately 118,000 tonnes during the first five full years of production (2015-2019) and 77,000 tonnes in subsequent years. Operating cash costs, net of by-product credits, are expected to average US$0.66/lb of copper for the first five years of production, and US$1.11/lb thereafter.

Of its US$1.5 billion capital construction budget, Hudbay had invested approximately US$257.0 million on the project to November 30, 2012 and had entered into an additional US$672.0 million in commitments as at that date.

Front-end engineering and design work at Constancia is now complete and Hudbay has reached life of mine agreements with two local communities near Constancia to secure required land rights for the project. The principal beneficiation concession (construction permit) was granted in June 2012 and other required permits are expected in the ordinary course.

Notwithstanding the expressed intention of the current national government in Peru to support mining, other mining projects—like the Conga project in northern Peru and projects in the Cusco region in southern Peru—have been the target of initiatives that have delayed and disrupted project development and operations. Hudbay is unable to predict positions or actions that may be taken by the national government or at the regional, community or local levels that may affect the development of Constancia.

Hudbay has entered into a precious metals stream transaction with Silver Wheaton, pursuant to which it will receive US$295.0 million in upfront deposit payments (of which US$45.0 million has been received to date) for 100% of the payable silver at Constancia.

For additional details on Hudbay’s Constancia project, refer to Schedule A of this short form prospectus.

Manitoba Processing Facilities

Hudbay’s primary ore concentrator is located in Flin Flon, Manitoba. The concentrator, which is directly adjacent to Hudbay’s zinc plant, produces zinc and copper concentrates from ore mined at the 777 mine. The Flin Flon concentrator will also process ore from the Reed copper project once initial production commences, which Hudbay expects to occur in late 2013. Hudbay also operates an ore concentrator in Snow Lake, Manitoba which is intended to process initial ore production from Lalor until completion of the Lalor concentrator, which is expected to occur in late 2014.

Hudbay’s zinc plant in Flin Flon, Manitoba produces special high-grade zinc metal from zinc concentrate. It is one of three primary zinc producers in North America. Both concentrate produced from Hudbay’s mines and concentrates purchased from third parties are processed at the zinc plant.

Recent Changes to Directors and Officers

Patrick Merrin rejoined Hudbay in July, 2012 as Vice President, Business Development and Technical Services. Roque Benavides and Tom A. Goodman were elected as Directors of Hudbay at the annual and special meeting of shareholders on June 14, 2012.

RISK FACTORS

Before you decide to participate in the Exchange Offer, you should carefully consider all of the following risk factors and the other information contained or incorporated by reference in this short form prospectus. The risks and uncertainties described below are not the only risks and uncertainties that Hudbay faces. Additional risks and uncertainties not presently known to Hudbay or that Hudbay currently deems immaterial may also impair its business operations. If any of those risks actually occurs, Hudbay’s business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and Hudbay’s actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” elsewhere in this short form prospectus.

Operational Risks Relating to Hudbay’s Business

Metals Prices and Foreign Exchange

Hudbay’s profit or loss and financial condition depend upon the market prices of metals, which are cyclical and which can fluctuate widely with demand for its metals. Demand is affected by numerous factors beyond Hudbay’s control, including the overall state of the economy, general level of industrial production, interest rates, rate of inflation, foreign exchange rates and investment demand for commodities. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments.

Future price declines may, depending on hedging practices, materially reduce Hudbay’s profitability and could cause Hudbay to reduce output at its operations (including, possibly, closing one or more of its mines or plants), all of which could reduce its cash flow from operations.

In addition, since Hudbay’s core operations are located in Canada, its costs are incurred primarily in Canadian dollars. However, Hudbay’s revenue is tied to market prices for copper, zinc and other metals it produces, which are typically denominated in United States dollars. If the Canadian dollar appreciates in value against the United States dollar, Hudbay’s results of operations and financial condition could be materially adversely affected. Although it may use hedging strategies to limit exposure to currency fluctuations, there can be no assurance that such hedging strategies will be successful or that they will mitigate the risk of such fluctuations.

Development of Key Projects

Hudbay’s ability to develop its key mineral projects, including the Lalor and Constancia projects, is subject to many risks and uncertainties, including: its ability to upgrade mineral resources and conceptual estimates of tonnage and grade of mineral deposits into mineral reserves; completion of feasibility studies; the ability to secure adequate financing to fund such projects; obtaining and maintaining various permits and approvals from governmental authorities; construction risk; securing required surface and other land rights; finding or generating suitable sources of power and water; developing and maintaining good relationships with communities, local government and other stakeholders and interested parties; political and social risk; and confirming the availability and suitability of appropriate local area infrastructure including, in respect of Constancia, the availability of access to the port.

Hudbay has negotiated life of mine community agreements with two communities directly affected by the Constancia project to secure required land rights for the project and efforts to relocate 36 families pursuant to one of the community agreements are underway. However, any inability to enforce these agreements, successfully relocate such families or maintain good relations with these and other nearby communities and other stakeholders could impair Hudbay’s ability to successfully develop or operate the project. At Lalor, Hudbay requires permits under Manitoba’s The Environment Act and The Mines and Minerals Act in order to reach full production, expand the tailings facility and operate the concentrator that is planned at the site. While Hudbay believes that such permits are forthcoming, it is possible that one or more of such permits may be delayed or not granted, which could prevent Hudbay from developing the Lalor project.

In addition, significant amounts of capital will be required to bring each of the Lalor and Constancia projects to production. Hudbay’s capital and operating costs for such projects may be affected by a variety of factors, including project scope changes, local currency appreciation and general cost escalation common to mining projects globally. Given current economic circumstances and other factors, there can be no certainty that sufficient financing will be available on acceptable terms. If such financing is not available, Hudbay may not be able to fund the development of one or both of the Constancia and Lalor projects from its existing cash resources and future cash flows.

The capital expenditures and timeline needed to develop a new mine are considerable and the economics of and ability to complete a project can be affected by many factors, including: inability to complete construction and related infrastructure in a timely manner; changes in the legal and regulatory environment; general cost escalation; currency fluctuations; industrial disputes; availability of parts, machinery or operators; delays in the delivery of major process plant equipment; inability to obtain, renew or maintain the necessary permits, licenses or approvals; unforeseen natural events; and political, social and other factors. Factors such as changes to technical specifications, failure to enter into agreements with contractors or suppliers in a timely manner, including contracts in respect of Constancia project infrastructure, and shortages of capital, may also delay the completion of construction or commencement of production or require the expenditure of additional funds. Many major mining projects constructed in the last several years, or under construction currently, have experienced cost overruns that substantially exceeded the capital cost estimated during the basic engineering phase of those projects, sometimes by as much as 50% or more. There can be no assurance that Hudbay’s development projects will be able to be developed successfully or economically or that they will not be subject to the other risks described in this section.

Depletion of Reserves

Subject to any future expansion or other development, production from existing operations at Hudbay’s mines will typically decline over the life of the mine. As a result, Hudbay’s ability to maintain its current production or increase its annual production of base and precious metals and generate revenues therefrom will depend significantly upon its ability to discover or acquire and to successfully bring new mines into production and to expand mineral reserves at existing mines. Exploration and development of mineral properties involves significant financial risk. Very few properties that are explored are later developed into operating mines. Whether a mineral deposit will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly cyclical; political and social stability; and government regulation, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. Even if Hudbay identifies and acquires an economically viable ore body, several years may elapse from the initial stages of development. Hudbay may incur significant expenses to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities. As a result, Hudbay cannot provide assurance that its exploration or development efforts will result in any new commercial mining operations or yield new mineral reserves to replace or expand current mineral reserves.

Political and Social Risks

The implementation of new, or the modification of existing, laws and regulations affecting Hudbay’s operations and other mineral properties could have a material adverse impact on Hudbay and its projects. Such laws or events could involve the expropriation of property, implementation of exchange controls and price controls, increases in production royalties and income and mining taxes, refusal to grant or renew required permits, licenses, leases or other approvals or requiring unfavorable amendments to or revoking current permits and licenses, and enacting environmental or other laws that would make contemplated operations uneconomic or impractical. The risk exists that further government limitations, restrictions or requirements, not presently foreseen, will be implemented. In addition, changes in policy that alter laws regulating the mining industry could have a material adverse effect on Hudbay.

There can be no assurance that industries which are deemed to be of national or strategic importance in countries in which Hudbay has operations or assets will not be nationalized. There also can be no assurance that Hudbay’s assets in these countries will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by a government authority or other body.

In situations where Hudbay has acquired mineral rights, it may not be able to secure required surface rights. In addition, in situations where Hudbay possesses surface rights, its land may be illegally occupied. Any inability to secure required surface rights or take possession of areas for which Hudbay holds surface rights could render it unable to carry out planned exploration, development and mining activities.

Notwithstanding the expressed intention of the current national government in Peru to support mining as a driver for the continued growth and future development of the country, other mining projects—like the Conga project in northern Peru and projects in the Cusco region in southern Peru—have been the target of initiatives that have delayed and disrupted project development and operations. Such initiatives, as well as political or social unrest or instability, could adversely affect Hudbay’s ability to develop and operate the Constancia project. Such adverse effects could result from positions or actions that may be taken by the national government or at the regional, community or local levels including encroaching on Hudbay’s land, challenging the boundaries of such land or Hudbay’s rights to possess and operate on such land, protesting against Hudbay’s project (including the environmental or social impacts of its project), impeding project activities through roadblocks or other public manifestations and attacking project assets or personnel. During the last several years, certain mining projects in Peru have been the target of political and community protests. By way of example, in late 2011, construction activities at the Conga project in northern Peru were suspended at the request of the central government following increasing protests by anti-mining activists led by the regional president. While there have been some initiatives in respect of the Constancia project, including an attempt to restrict access by workers, those initiatives have been limited and have not significantly disrupted the project’s development. There is the risk that more significant opposition may be mounted that may affect Hudbay’s ability to develop and operate the Constancia project.

Aboriginal Rights and Title

Governments in many jurisdictions, including Canada, must consult with aboriginal peoples with respect to grants of mineral rights and the issuance of or amendment to project authorizations. Consultation regarding rights or claimed rights of aboriginal people may require accommodations, including undertakings with respect to employment and other matters. This may affect Hudbay’s ability to acquire within a reasonable time frame effective mineral titles in these jurisdictions, and may affect the timetable and costs of development of mineral properties in these jurisdictions. Aboriginal rights or title claims also could affect Hudbay’s existing operations, in addition to its development projects and future acquisitions. These legal requirements, among other things, may affect Hudbay’s ability to develop the Lalor and Constancia projects and other mineral properties or may materially delay the development of such properties.

Community Relations

Hudbay’s relationships and reputation, generally and particularly with the communities in which it operates and other stakeholders, are critical to the future success of its existing operations and the construction and development of its projects, including the Constancia project in Peru. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by those activities. Publicity adverse to Hudbay, Hudbay’s operations, or extractive industries generally, including as a result of anti-mining protests in Peru, could have an adverse effect on it and may impact its reputation and relationships with the communities in which it operates, including the communities surrounding the Constancia project, and other stakeholders. For example, while Hudbay has entered into life of mine agreements with two local communities directly affected by the Constancia project, there can be no assurance that disputes will not arise with other communities in the area or with the communities with whom it has reached the life of mine agreements. There is the risk that relations with local communities may be strained by real or perceived detrimental effects associated with its activities or those of other mining companies and that those strains may impact its ability to enforce these agreements or obtain necessary permits and approvals to develop and operate the Constancia project. While Hudbay is committed to operating in a socially responsible manner, there can be no assurance that its efforts, in this respect, will mitigate this potential risk.

Mining and Processing

Mining operations, including exploration, development and production of mineral deposits, generally involve a high degree of risk and are subject to conditions and events beyond Hudbay’s control. Hudbay’s operations are subject to all of the hazards and risks normally encountered in the mining industry including: adverse environmental conditions; industrial and environmental accidents; metallurgical and other processing problems; unusual or unexpected rock formations; ground or slope failures; structural cave-ins or slides; flooding or fires; seismic activity; rock bursts; equipment failures; and periodic interruptions due to weather conditions. These risks could result in significant damage, including destruction of mines, equipment and other operations, resulting in partial or complete shutdowns, personal injury or death, environmental or other damage to its properties or the properties of others, delays in mining, monetary losses and potential legal liability. In addition, although Hudbay conducts extensive maintenance and incurs significant costs to maintain and upgrade its fixed and mobile equipment and infrastructure, failures may occur that cause injuries or production loss.

Failure to achieve production, cost or life-of-mine estimates could have an adverse impact on Hudbay’s future cash flows, profitability, results of operations and financial condition. Hudbay’s actual production, costs and the productive life of a mine may vary from estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics, short-term operating factors relating to the mineral reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, revisions to mine plans, risks and hazards relating to mining and availability of and cost of labor and materials.

Production of zinc concentrate from Hudbay’s mines has not been sufficient to operate its zinc plant at full capacity, which has had an impact on Hudbay’s profitability. Hudbay  may attempt to fill the excess capacity at the zinc plant by purchasing concentrate from third parties (which is typically less profitable than processing Hudbay’s own concentrate). Any inability to provide adequate feed to Hudbay’s processing facilities could adversely impact its profitability.

Governmental and Environmental Regulation

Hudbay’s activities are subject to various laws and regulations governing prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances, protection of the environment and other matters. Environmental regulation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, and more stringent environmental assessments of proposed projects. There can be no assurance that existing or future environmental regulation will not materially adversely affect Hudbay’s business, financial condition and results of operations. There is contamination on properties that Hudbay owns or owned or for which Hudbay has or have had care, management or control and, in some cases on neighbouring properties, that may result in a requirement to remediate, which could involve material costs. Hudbay could be held responsible for investigative-cleanup cost relating to presently unknown contamination on its properties. Hudbay may also acquire properties with environmental risks. Any investigative and remediation costs for known or unknown contamination, or for future releases of hazardous or toxic substances at Hudbay’s properties or related to its activities, could be material.

Although Hudbay believes that its activities are currently carried out in material compliance with applicable laws and regulations, no assurance can be given that new laws and regulations will not be enacted or that existing laws and regulations will not be amended or applied in a manner that could have a material adverse effect on Hudbay’s business, financial condition and results of operations. Any failure to comply with such laws and regulations may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Hudbay may be required to compensate those suffering loss or damage relating to mining activities, and it may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Government Approvals and Permits

Government approvals and permits are currently required in connection with all of Hudbay’s operations, and further approvals and permits will be required in the future, including in respect of Hudbay’s key development projects. The duration and success of its efforts to obtain permits are contingent upon many variables outside of its control. Obtaining and complying with governmental permits may increase costs and cause delays. There can be no assurance that all necessary permits will be obtained and, if obtained, that the costs involved will not exceed

Hudbay’s estimates or that it will be able to maintain such permits. To the extent such approvals are required and not obtained or maintained, Hudbay’s operations may be curtailed or it may be prohibited from proceeding with planned exploration, development, or operation of mineral properties.

Human Resources

The success of Hudbay’s operations depends in part on its ability to attract and retain geologists, engineers, metallurgists and other personnel with specialized skill and knowledge about the mining industry in the geographic areas in which it operates. Hudbay also is dependent on a number of key management and operating personnel, and Hudbay’s success will depend in large part on the efforts of these individuals and its ability to retain them. Hudbay does not have any key person insurance on any of these individuals.

Although the labor stability agreement that is in place at Hudbay’s Flin Flon and Snow Lake operations deals with resolving collective agreements that expired prior to July 1, 2012, effectively assuring no strike or lockout involving employees at these operations through December 2014, there can be no assurance that Hudbay’s business will not suffer from a work stoppage at any location where it operates. From time to time Hudbay may temporarily suspend or close certain of its operations and Hudbay may incur significant labor and severance costs as a result of a suspension or closure. Further, temporary suspensions and closures may adversely affect Hudbay’s future access to skilled labor, as employees who are laid off may seek employment elsewhere.

Energy Prices and Availability

Hudbay’s mining operations and facilities are intensive users of electricity and carbon based fuels. Energy prices can be affected by numerous factors beyond Hudbay’s control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy Hudbay relies on may increase significantly from current levels and any such significant increase could have an adverse effect on Hudbay’s profitability.

Access to Capital

There is no assurance that sufficient funding or financing will be available to Hudbay on acceptable terms, or at all, for further exploration or development of Hudbay’s properties or to fulfill its outstanding obligations. Global financial conditions have been subject to increased volatility and turmoil in recent years. This may affect Hudbay’s ability to obtain equity or debt financing on acceptable terms, or at all, in the future. Failure to obtain such additional funding or financing could result in the delay or indefinite postponement of the exploration and development of Hudbay’s properties, including Lalor and Constancia.

Dividend Payments

The Notes impose certain restrictions on Hudbay’s ability to make restricted payments, including common dividends. Hudbay does not anticipate that these covenants will impair Hudbay’s ability to make its first semi-annual dividend payment in 2013. However, Hudbay’s ability to make subsequent dividend payments at current levels will be subject to its ability to generate sufficient shareholders’ equity and to maintain a ratio of consolidated debt to EBITDA of 2.5 to 1 or less. There is no certainty that Hudbay will be able to comply with these covenants before it begins to generate revenue from its current development projects. In addition, even during times when Hudbay is in compliance with these covenants, the declaration of any dividend will be subject to the Board of Directors’ discretion.

Transportation and Infrastructure

At Hudbay’s mines in northern Manitoba and Saskatchewan, Hudbay is dependent upon a single railway and certain short-line rail networks to transport purchased concentrate to its Flin Flon metallurgical complex and to transport products from the Flin Flon metallurgical complex for further processing or to Hudbay’s customers. In late 2010 and early 2011, Hudbay had difficulty securing sufficient rail cars to ship its copper concentrate production and excess inventory. In addition, the Constancia project will require transportation improvements and access, which will require the cooperation of local government and other third parties, including the port authority. Hudbay may have similar dependencies at future mining and processing operations. Inability to secure reliable and cost-effective transportation and other infrastructure, or disruption of these services due to weather-related problems, strikes, lock-outs or other events could have a material adverse effect on Hudbay’s operations. If transportation for Hudbay’s products is or becomes unavailable, Hudbay’s ability to market its products could suffer. In addition, increases in Hudbay’s transportation costs, relative to those of its competitors, could make its operations less competitive and could adversely affect Hudbay’s profitability.

Title to Mineral Properties

Although Hudbay believes it has taken reasonable measures to ensure valid title to its properties, there can be no assurance that title to any of Hudbay’s properties will not be challenged or impaired. Third parties may have valid claims underlying portions of Hudbay’s interests, including prior unregistered liens, agreements, transfers or claims, and aboriginal land claims, and title may be affected by, among other things, undetected defects or unforeseen changes to the boundaries of Hudbay’s properties by governmental authorities.

Competition

The mining industry is intensely competitive and Hudbay competes with many companies possessing greater financial and technical resources than it. Since mines have a limited life, Hudbay must compete with others who seek mineral reserves for attractive, high quality mining assets. In addition, Hudbay also competes for the technical expertise to find, develop, and operate such properties, the labor to operate the properties and the capital for the purpose of funding such properties. Existing or future competition in the mining industry could materially adversely affect Hudbay’s prospects for mineral exploration and success in the future.

Mineral Resource and Reserve Estimates

There are numerous uncertainties inherent in estimating mineral reserves and mineral resources and the future cash flows that might be derived from their production. Estimates of mineral reserves and mineral resources, and future cash flows necessarily depend upon a number of variable factors and assumptions, including, among other things, ability to achieve anticipated tonnages and grade, geological and mining conditions that may not be fully identified by available exploration data or that may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning metal prices, exchange rates, interest rates, inflation, operating costs, development and maintenance costs, reclamation costs, and the availability and cost of labor, equipment, raw materials and other services required to mine and refine the ore. In addition, there can be no assurance that mineral recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. For these reasons, estimates of Hudbay’s mineral reserves and mineral resources in Hudbay’s public disclosure, and any estimates of future cash flows may vary substantially from Hudbay’s actual results.

Reclamation and Mine Closure Costs

The ultimate timing of and costs for future removal and site restoration could differ from current estimates. Hudbay’s estimates for this future liability are subject to change based on amendments to applicable laws and legislation, the nature of ongoing operations and technological innovations.

In addition, regulatory authorities in various jurisdictions require Hudbay to post financial assurances to secure, in whole or in part, future reclamation and restoration obligations in such jurisdictions. Changes to the amounts required, as well as the nature of the collateral to be provided, could significantly increase Hudbay’s costs, making the maintenance and development of existing and new mines less economically feasible, and any capital resources Hudbay utilizes for this purpose will reduce the resources available for Hudbay’s other operations and commitments. Although Hudbay accrues for future closure costs, it does not necessarily reserve cash in respect of these obligations or otherwise fund these obligations in advance. As a result, Hudbay will have significant cash costs when it is required to close and restore mine sites.

Post-Retirement Obligations

Hudbay has assets in defined benefit pension plans which arise through employer contributions and returns on investments made by the plans. The returns on investments are subject to fluctuations depending upon market conditions and Hudbay is responsible for funding any shortfall of pension assets compared to Hudbay pension obligations under these plans. Hudbay’s liabilities under defined benefit pension plans are estimated based on actuarial and other assumptions. These assumptions may prove to be incorrect and may change over time and the effect of these changes can be material. Hudbay also has substantial commitments for post-retirement health and other benefits for which no specific funding arrangements are in place.

Anti-Bribery Legislation

Hudbay is subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits corporations and individuals from paying, offering to pay, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls. Hudbay is also subject to Canada’s Corruption of Foreign Public Officials Act (“CFPOA”), which prohibits corporations and individuals from giving or offering to give a benefit of any kind to a foreign public official, or any other person for the benefit of the foreign public official, where the ultimate purpose is to obtain or retain a business advantage.

Hudbay’s international activities, including the Constancia project, create the risk of unauthorized payments or offers of payments by Hudbay’s employees, consultants or agents. While Hudbay has implemented safeguards to prevent these practices, Hudbay’s existing safeguards and any future improvements to such safeguards may not be completely effective, and its employees, consultants or agents may engage in conduct for which Hudbay might be held responsible. Any failure to comply with the FCPA, the CFPOA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on Hudbay’s ability to conduct business in certain foreign jurisdictions, which may have a material adverse impact on Hudbay.

Credit Risk

Hudbay mitigates credit risk relating to customers of its copper, zinc and precious metals by carrying out credit evaluations on its customers, making a significant portion of sales on a cash basis and maintaining insurance on trade receivables. If customers default on the credit extended to them and Hudbay’s loss is not covered by insurance, results of operations could be materially adversely affected. Further, Hudbay may enter into offsetting derivative contracts for which it does not obtain collateral or other security. In the event of non-performance by counterparties in connection with such derivative contracts, Hudbay is further exposed to credit risk.

Insurance

Hudbay’s insurance will not cover all the potential risks associated with its operations. In addition, although certain risks are insurable, Hudbay may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Hudbay on acceptable terms. Losses from uninsured events may cause Hudbay to incur significant costs.

Risks Related to the Notes

In addition to the factors above relating to risks associated with Hudbay’s business (and, therefore, to any investment in Hudbay), you should also consider the following factors that represent special risks associated with an investment in the Notes.

Hudbay’s substantial indebtedness could adversely affect its financial condition and prevent Hudbay from fulfilling its obligations under the Notes.

Hudbay has a significant amount of indebtedness. As of September 30, 2012, after giving effect to the offering of the Initial Notes and the use of proceeds therefrom, Hudbay’s total debt was approximately US$484.3 million (consisting of the Initial Notes, net of transaction costs associated with the initial offering of approximately $16.0 million).

Subject to the limits contained in the Indenture governing the Notes and any limits under Hudbay’s other debt instruments existing from time to time, Hudbay may be able to incur substantial additional debt to finance working capital, capital expenditures, investments or acquisitions or for other purposes. If Hudbay does so, the risks related to its high level of indebtedness could intensify. Specifically, Hudbay’s substantial level of indebtedness could have important consequences to the holders of the Notes, including:

•                  making it more difficult for Hudbay to satisfy its obligations with respect to the Notes and its other debt;

•                  limiting Hudbay’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•                  requiring a substantial portion of Hudbay’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•                  increasing Hudbay’s vulnerability to general adverse economic and industry conditions;

•                  exposing Hudbay to the risk of increased interest rates as certain of Hudbay’s borrowings are at variable rates of interest;

•                  limiting Hudbay’s flexibility in planning for and reacting to changes in the industry in which it competes;

•                  placing Hudbay at a disadvantage compared to other, less leveraged competitors; and

•                  increasing Hudbay’s cost of borrowing.

In addition, the Indenture governing the Notes contains restrictive covenants that will limit Hudbay’s ability to engage in activities that may be in its long-term best interest. Hudbay’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all Hudbay’s debt.

Hudbay may not be able to generate sufficient cash to service all of its indebtedness, including the Notes, and may be forced to take other actions to satisfy its obligations under such indebtedness, which may not be successful.

Hudbay’s ability to make scheduled payments on or refinance its debt obligations, including the Notes, depends on Hudbay’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond Hudbay’s control. Hudbay may be unable to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Notes.

If Hudbay’s cash flows and capital resources are insufficient to fund its debt service obligations, Hudbay could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness, including the Notes. Hudbay may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternatives may not allow Hudbay to meet its scheduled debt service obligations. The Indenture governing the Notes restricts Hudbay’s ability to dispose of assets and use the proceeds from those dispositions and may also restrict its ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Hudbay may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, Hudbay is a holding company, and as such it conducts all of its operations through its subsidiaries, certain of which will not be Guarantors of the Notes or Hudbay’s other indebtedness. Accordingly, repayment of Hudbay’s indebtedness, including the Notes, is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to Hudbay, by dividend, debt repayment or otherwise. Unless they are Guarantors of the Notes or Hudbay’s other indebtedness, Hudbay’s subsidiaries do not have any obligation to pay amounts due on the Notes or Hudbay’s other indebtedness or to make funds available for that purpose. Hudbay’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable Hudbay to make payments in respect of Hudbay’s indebtedness, including the Notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit Hudbay’s ability to obtain cash from its subsidiaries. While the Indenture governing the Notes will limit the ability of Hudbay’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Hudbay, these limitations are subject to qualifications and exceptions. In the event that Hudbay does not receive distributions from its subsidiaries, Hudbay may be unable to make required principal and interest payments on its indebtedness, including the Notes.

Hudbay’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect Hudbay’s financial position and results of operations and Hudbay’s ability to satisfy its obligations under the Notes.

If Hudbay cannot make scheduled payments on its debt, Hudbay will be in default and holders of the Notes could declare all outstanding principal and interest to be due and payable, causing a cross-acceleration or cross-default under certain of Hudbay’s other debt agreements, if any, and Hudbay’s other creditors could foreclose against the collateral securing its obligations and Hudbay could be forced into bankruptcy or liquidation. All of these events could result in you losing your investment in the Notes.

Despite Hudbay’s significant level of indebtedness after the offering of the Notes, Hudbay and its subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks to Hudbay’s financial condition described above.

Hudbay and its subsidiaries may be able to incur significant additional indebtedness in the future. Although the Indenture governing the Notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If Hudbay incurs any additional indebtedness that ranks equally with the Notes the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with Hudbay’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent Hudbay from incurring obligations that do not constitute indebtedness. If new debt is added to Hudbay’s current debt levels, the related risks that Hudbay and the Guarantors now face could intensify.

Volatility in the U.S. and Canadian credit markets could significantly impact Hudbay’s ability to obtain new financing or to refinance Hudbay’s existing debt at reasonable rates as it matures.

Hudbay’s revolving credit facility matures at the end of 2014 and the Notes mature in 2020. In the future this debt may need to be refinanced. Access to the capital markets for longer-term financing is dependent upon many factors outside of Hudbay’s control. Obtaining new financing arrangements or amending Hudbay’s existing ones may result in significantly higher fees and ongoing interest costs or may not be available at all.

The terms of the Indenture governing the Notes restrict Hudbay’s current and future operations, particularly Hudbay’s ability to respond to changes or to take certain actions.

The Indenture governing the Notes contains a number of restrictive covenants that will impose significant operating and financial restrictions on Hudbay and may limit its ability to engage in acts that may be in Hudbay’s long-term best interest, including restrictions on its ability to:

•                  incur additional indebtedness;

•                  pay dividends or make other distributions or repurchase or redeem capital stock;

•                  prepay, redeem or repurchase certain debt;

•                  make loans and investments;

•                  sell assets;

•                  incur liens;

•                  enter into transactions with affiliates;

•                  alter the businesses Hudbay conducts;

•                  enter into agreements restricting Hudbay’s subsidiaries’ ability to pay dividends; and

•                  consolidate, amalgamate, merge or sell all or substantially all of Hudbay’s assets.

A breach of the covenants under the Indenture governing the Notes or Hudbay’s other debt instruments from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event Hudbay’s noteholders or lenders accelerate the repayment of its borrowings, Hudbay and its subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, Hudbay may be:

•                  limited in how it conducts its business;

•                  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•                  unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect Hudbay’s ability to grow in accordance with its strategy.

The Notes and the guarantees will be effectively subordinated to any of Hudbay’s and the Guarantors’ secured indebtedness or other obligations to the extent of the value of the collateral securing that indebtedness or other obligations.

The Notes and the guarantees will not be secured by any of Hudbay’s or the Guarantors’ assets. As a result, the Notes and the guarantees will be effectively subordinated to Hudbay’s and the Guarantors’ future secured indebtedness or other obligations to the extent of the value of the assets that secure such indebtedness or other obligations. In addition, Hudbay may incur additional secured debt or other obligations in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of Hudbay’s secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding of Hudbay or the Guarantors, the proceeds from the sale of collateral securing Hudbay’s secured indebtedness or other obligations will be available to pay obligations on the Notes only after all secured indebtedness has been paid in full or such other obligations have been discharged. As a result, the holders of the Notes may receive less, ratably, than the holders of secured indebtedness in the event of Hudbay’s or the Guarantors’ or obligees’ of such secured obligations bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding.

The Notes will be structurally subordinated to all obligations of Hudbay’s existing and future subsidiaries that are not and do not become Guarantors of the Notes.

The Notes will be guaranteed by all of Hudbay’s existing and future subsidiaries, other than certain excluded subsidiaries, including HudBay (BVI) Inc. (“Hudbay BVI”), HudBay Peru Inc. (“Hudbay Peru”) and HudBay Peru S.A.C. Hudbay’s subsidiaries that do not guarantee the Notes will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of such subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of such subsidiary’s assets before Hudbay would be entitled to any payment. It is possible that Hudbay’s subsidiaries that do not guarantee the Notes, including Hudbay BVI, Hudbay Peru and HudBay Peru S.A.C., may generate significant amounts of revenue or hold significant assets which they will not be obligated to, and may otherwise be unable to, apply to pay any amounts due under the Notes.

In addition, the Indenture governing the Notes does, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the 12 months ended September 30, 2012, Hudbay’s non-guarantor subsidiaries did not contribute to Hudbay’s revenue and reduced Hudbay’s profit from continuing operations before tax by $36.6 million. As of September 30, 2012, Hudbay’s non-guarantor subsidiaries represented approximately 28% of Hudbay’s total assets and had approximately $291.0 million of total liabilities, including debt and trade payables but excluding intercompany liabilities, all of which would have been structurally senior to the Notes.

In addition, Hudbay’s subsidiaries that provide, or will provide, guarantees of the Notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•                  the designation of that subsidiary guarantor as an unrestricted subsidiary;

•                  the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such subsidiary guarantor; or

•                  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes—Guarantees”.

Hudbay may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, Hudbay will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. The source of funds for any purchase of the Notes would be Hudbay’s available cash or cash generated from Hudbay’s subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. Hudbay may not be able to repurchase the Notes upon a change of control because Hudbay may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and to repay any of Hudbay’s other indebtedness that may become due. Hudbay may require additional financing from third parties to fund any such purchases, and Hudbay may be unable to obtain financing on satisfactory terms or at all. Further, Hudbay’s ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes, Hudbay may have to avoid certain change of control transactions that would otherwise be beneficial to it.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the Indenture governing the Notes, constitute a “change of control” that would require Hudbay to repurchase the Notes, even though those corporate events could increase the level of Hudbay’s indebtedness or otherwise adversely affect its capital structure, credit ratings or the value of the Notes.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of Hudbay’s assets.

The definition of change of control in the Indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of Hudbay’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require Hudbay to repurchase its Notes as a result of a sale of less than all Hudbay’s assets to another person may be uncertain.

You might have difficulty enforcing against Hudbay, the Guarantors and their respective directors and officers.

Hudbay and certain of the Guarantors are organized outside of the United States. Certain of Hudbay’s and the Guarantors’ directors and officers and the experts named in this short form prospectus reside principally in

Canada or otherwise outside the United States. Because Hudbay, such Guarantors and such persons are located outside the United States, it may not be possible for you to effect service of process within the United States on Hudbay or them. Furthermore, it may not be possible for you to enforce against Hudbay or them, in the United States, judgments obtained in United States courts, because a substantial portion of Hudbay’s and their assets are located outside the United States. Your rights under the Notes and the guarantees will be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency, reorganization and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, treaties may not exist in all cases for the recognition of the enforcement of a judgment or order of a foreign court. Hudbay has been advised by its Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws or any such state securities laws or blue sky laws. Accordingly, even if you obtain a favorable judgment in a U.S. court, you may be required to re-litigate your claim in Canada. Therefore, it may not be possible to enforce those judgments against Hudbay, its directors and officers or some of the experts named in this short form prospectus.

In addition, the bankruptcy, insolvency, reorganization, foreign exchange, administration and other laws of Canada may be materially different from those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the reorganization or insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s laws should govern which could adversely affect your ability to enforce your rights and to collect payment in full under the Notes and the guarantees.

Certain bankruptcy and insolvency laws may impair your ability to enforce your rights or remedies under the Indenture governing the Notes.

Your ability and the rights of the trustee, or any co-trustee, who represents the holders of the Notes to enforce your rights or remedies under the Indenture governing the Notes may be significantly impaired by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation or by Canadian federal or provincial receivership laws. For example, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada) contain provisions enabling an insolvent debtor to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or a plan of arrangement and reorganization for consideration by all or some of its creditors, to be voted on by the various classes of creditors affected thereby. Such a restructuring proposal or arrangement and reorganization, if accepted by the requisite majority of each class of affected creditors and if approved by the relevant Canadian court, would be binding on all creditors of the debtor within the affected classes. Moreover, certain provisions of the relevant Canadian insolvency and restructuring legislation permit an insolvent debtor to retain possession and administration of its property in certain circumstances, subject to court oversight, even though such debtor may be in default in respect of certain of its obligations during the period that the stay of proceedings remains in place.

The powers of the court under Canadian bankruptcy, insolvency and restructuring legislation and Canadian federal and provincial receivership laws, and particularly under the Companies’ Creditors Arrangement Act (Canada), are exercised broadly to protect a debtor and its estate from actions taken by creditors and others. Hudbay cannot predict whether payments under the Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when you or the trustee, or any co-trustee, could exercise their rights under the Indenture or whether, and to what extent, the holders of the Notes would be compensated for any delays in payment of principal, interest and costs, including fees and disbursements of the trustee, or any co-trustee. Accordingly, if Hudbay were to become subject to such proceedings, Hudbay may cease making payments on the Notes and you and the trustee, or any co-trustee, may not be able to exercise your rights under the Indenture governing the Notes following commencement of or during such proceedings without leave of the court.

In certain circumstances, a court could void the Notes and/or the guarantees, and if that occurs, you may not receive any payments on the Notes.

Canadian federal and provincial and U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of the guarantees of the Notes. Other jurisdictions in which the Guarantors are organized could have similar laws that could cause a guarantee to be voided. Under Canadian federal bankruptcy laws and comparable provisions of provincial fraudulent conveyance and preferential legislation, payment of money or transfers of property made to a creditor or third party can be attacked as a fraudulent conveyance or preference in circumstances where, among other things, the party making the payment was insolvent or on the verge of insolvency at the time it entered into the guarantee or if it entered into the guarantee with the intent to hinder, delay or defraud its creditors.

Accordingly, any payment made by such an insolvent Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor or a fund for the benefit of the creditors of the Guarantor in the event that it is determined to be a fraudulent conveyance or preference. If a court voided a guarantee of the Notes by one or more of Hudbay’s subsidiaries, or held it unenforceable for any reason, holders of the Notes would cease to have a claim against such subsidiary based upon its guarantee of the Notes.

Under U.S. and Canadian federal bankruptcy law and comparable provisions of state or provincial fraudulent transfer or conveyance laws, which may vary from state to state and province to province, the Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if Hudbay or any of the Guarantors, as applicable, (a) issued the Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•                  Hudbay or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•                  the issuance of the Notes or the incurrence of the guarantees left Hudbay or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•                  Hudbay or any of the Guarantors intended to, or believed that Hudbay or such Guarantor would, incur debts beyond Hudbay’s or the Guarantor’s ability to pay as they mature; or

•                  Hudbay or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against Hudbay or the Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes. In addition, upon certain circumstances specified in “Description of Notes”, a guarantee that had previously been suspended by virtue of the Notes having received investment grade ratings will be required to be reinstated. A court might void a guarantee if, among other things, it found that the applicable guarantor was insolvent when it reinstated its guarantee.

Hudbay cannot be certain as to the standards (and such standards will depend on the laws applied in the proceedings) a court would use to determine whether or not Hudbay or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes or the guarantees would be subordinated to Hudbay’s or any of the Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•                  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they became due.

If a court were to find that the issuance of the Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or that guarantee, could subordinate the Notes or that guarantee to presently existing and future indebtedness of Hudbay or of the related Guarantor or could require the holders of the Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to Hudbay’s and Hudbay’s subsidiaries’ other debt that could result in acceleration of that debt. Each guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the Guarantor’s obligation to an amount that effectively makes the guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against Hudbay under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to Hudbay’s other creditors or conferred an unfair advantage upon the holders of Notes, and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Exchange Notes.

The Exchange Notes will be new issues of securities for which there is no established trading market. Hudbay does not intend to list the Notes on any national securities exchange or include the Notes in any automated quotation system.

Therefore, an active market for the Notes may not develop or be maintained, which would adversely affect the market price and liquidity of the Notes. In that case, the holders of the Notes may not be able to sell their Notes at a particular time or at a favorable price.

Even if an active trading market for the Notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, Hudbay’s performance and other factors.

Many of the covenants contained in the Indenture will terminate if the Notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the Indenture governing the Notes will terminate if the Notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no default or event of default has occurred and is continuing. The covenants restrict, among other things, Hudbay’s ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade. However, termination of these covenants would allow Hudbay to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the Notes are subsequently downgraded below investment grade.

A lowering or withdrawal of the ratings assigned to Hudbay’s debt securities by rating agencies may increase Hudbay’s future borrowing costs and reduce Hudbay’s access to capital.

Hudbay’s debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in Hudbay’s credit ratings will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Notes.

The trading price of the Notes may be volatile.

The trading price of the Notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which Hudbay does business, general economic conditions, changes in research analysts’ recommendations regarding the Notes and changes in the market for non-investment grade securities generally. This volatility may adversely affect the market price of the Notes.

If you do not properly tender your Initial Notes, you will not receive Exchange Notes in the Exchange Offer, and you may not be able to sell your Initial Notes.

Only Initial Notes that are validly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer will be registered under the Securities Act. The Initial Notes that are not so exchanged will continue to be subject to restrictions on transfer under applicable U.S. federal and state securities laws, and while subject to such restrictions, may not be offered, sold or transferred in the United States except pursuant to an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. Upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. Similarly, the Initial Notes may not be offered or sold in Canada except pursuant to applicable prospectus registration exemptions. Hudbay will issue Exchange Notes only in exchange for Initial Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Initial Notes and should carefully follow the instructions on how to tender your Initial Notes.

Neither Hudbay nor the exchange agent is required to notify you of any defects or irregularities with respect to your tender of the Initial Notes. If you do not tender your Initial Notes or if Hudbay does not accept your Initial Notes because you did not tender your Initial Notes properly, then, after consummation of the Exchange Offer, you will continue to hold Initial Notes that are subject to existing transfer restrictions.

Although Hudbay may in the future seek to acquire unexchanged Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, Hudbay has no present plans to acquire any unexchanged Initial Notes or to file with the SEC a shelf registration statement or a prospectus with any securities regulatory authority in Canada to permit resales of any unexchanged Initial Notes. In addition, holders who do not tender their Initial Notes, except for the initial purchaser or holders of Initial Notes who are prohibited by applicable law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired in the Exchange Offer without delivering a prospectus or this short form prospectus is not appropriate or available for such resales by such holders, will not have any further registration rights and will not have the right to receive additional interest on their Initial Notes.

The market for the Initial Notes may be significantly more limited after the Exchange Offer.

Because Hudbay anticipates that most holders of Initial Notes will elect to exchange their Initial Notes, it is likely that the liquidity of the market for any Initial Notes remaining after the completion of the Exchange Offer may be substantially limited. Any Initial Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Initial Notes outstanding. Accordingly, the liquidity of the market for any remaining Initial Notes could be adversely affected and you may be unable to sell them. The extent of the market for the Initial Notes and the availability of price quotations would depend on a number of factors, including the number of holders of

Initial Notes remaining outstanding and the interest of securities firms in maintaining a market in the Initial Notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading; therefore, the market price for the Initial Notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the Initial Notes outstanding.

If you do not properly tender your Initial Notes, you will not receive Exchange Notes in the Exchange Offer, and you may not be able to sell your Initial Notes.

Some persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the Exchange Notes.

If you exchange your Initial Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on Hudbay’s understanding of interpretations of the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993), Hudbay believes that holders who (i) are not “affiliates” of Hudbay within the meaning of Rule 405 under the Securities Act; (ii) acquire their Exchange Notes in the ordinary course of business; (iii) do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iv) are not broker-dealers, may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. Holders described in the preceding sentence must tell Hudbay in writing at Hudbay’s request that they meet these criteria.

Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and will have to register the Exchange Notes they receive in the Exchange Offer and deliver a prospectus for them. If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. Hudbay does not and will not assume, or indemnify such a holder against, this liability. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the Exchange Offer. Holders that are broker-dealers that receive Exchange Notes for their own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that they will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of Exchange Notes they acquire in the Exchange Offer in order not to be deemed an underwriter.

USE OF PROCEEDS

Hudbay will not receive any cash proceeds from the issuance of the Exchange Notes. Hudbay is making this exchange solely to satisfy its obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes. In consideration for issuing the Exchange Notes, Hudbay will receive Initial Notes in the same aggregate principal amount. Hudbay has agreed to pay the expenses of the Exchange Offer, other than certain taxes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Initial Notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer”. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in Hudbay’s outstanding indebtedness.

The following table illustrates Hudbay’s sources and uses of funds (in thousands) in connection with the offering of the Initial Notes as of the closing thereof.

Sources of Funds
Initial Notes (1)	$491,600

Total sources	$491,600

Uses of Funds
Fees and expenses of the offering of the Initial Notes	$16,038
Development of Constancia project	$475,562
Total uses	$491,600

(1)         Reflects the US$500.0 million principal amount of the Initial Notes, before deduction of transaction costs associated with the initial offering of $16.0 million. In accordance with IFRS, the principal amount of the Initial Notes is presented in Hudbay’s financial statements net of the transaction costs, which will be amortized over the life of the Notes, and the principal amount of the Notes will accrete on Hudbay’s financial statements by a corresponding amount.

CONSOLIDATED CAPITALIZATION

As no proceeds will be realized from the Exchange Offer, the completion of the Exchange Offer will have no material change on Hudbay’s share and loan capital.

The following table sets forth Hudbay’s cash and cash equivalents and capitalization (including short-term debt) as of September 30, 2012 on an actual basis which gave effect to the sale of the Initial Notes on September 13, 2012. The table below should be read in conjunction with the unaudited condensed consolidated interim financial statements of Hudbay for the three and nine months ended September 30, 2012, including the notes thereto and the related management’s discussion and analysis, each of which is incorporated by reference into this short form prospectus. See “Documents Incorporated by Reference”.

As of September 30, 2012
(Amounts in thousands)
Cash and cash equivalents(2)(3)	$1,498,981
Debt (including current maturities):
Existing Credit Facilities(1)	—
Other secured debt	—
Total secured debt	—
Principal amount of Initial Notes (2)(3)	$491,600
Total debt	$491,600
Total equity	$1,750,623
Total capitalization(2)(3)	$2,242,223

(1)                                 As of September 30, 2012, there were no borrowings outstanding under Hudbay’s US$300.0 million credit facility. However, as of September 30, 2012, Hudbay had $64.5 million of letters of credit outstanding collateralized by cash and cash equivalents which would have been classified as restricted cash in the absence of the credit facility.

(2)                                 Reflects the US$500.0 million principal amount of Initial Notes, before deduction of transaction costs associated with the offering of the Initial Notes of approximately $16.0 million. In accordance with IFRS, the principal amount of the Initial Notes is presented in Hudbay’s financial statements net of the transaction costs, which will be amortized over the life of the Notes, and the principal amount of the Notes will accrete on Hudbay’s financial statements by a corresponding amount.

(3)                                 Reflects the United States dollar/Canadian dollar closing exchange rate as reported by the Bank of Canada as at September 28, 2012.

TRADING PRICE AND VOLUME

The common shares of Hudbay (the “Common Shares”) are listed and posted for trading on both the TSX and the NYSE under the symbol “HBM”.

The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the volume of trading for the Common Shares on the TSX:

	High ($)	Low ($)	Traded Volume
2011
December	10.90	9.51	12,373,360

2012
January	12.34	10.02	11,451,708
February	12.47	11.61	7,476,237
March	12.43	10.75	18,577,154
April	11.18	10.14	13,452,387
May	10.65	7.53	13,847,056
June	8.28	7.36	10,337,507
July	8.76	7.51	17,948,198
August	9.56	8.07	8,289,373
September	10.34	8.34	12,664,336
October	9.78	8.97	11,782,509
November	10.03	8.86	7,505,748
December 1, 2012 to December 24, 2012	10.23	9.91	15,466,479

On December 24, 2012, the closing price of a Common Share on the TSX was $9.89.

The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the volume of trading for the Common Shares on the NYSE:

	High (US$)	Low (US$)	Traded Volume
2011
December	10.77	9.25	825,781

2012
January	12.32	9.77	574,857
February	12.48	11.60	503,501
March	12.54	10.75	1,095,364
April	11.29	10.21	429,385
May	10.83	7.31	989,494
June	8.15	7.11	563,697
July	8.64	7.41	421,975
August	9.63	8.09	806,581
September	10.66	8.44	1,102,987
October	10.00	9.08	449,790
November	10.10	8.77	342,140
December 1, 2012 to December 26, 2012	10.33	10.02	631,241

On December 26, 2012, the closing price of a Common Share on the NYSE was US$9.99.

EARNINGS COVERAGE RATIOS

Hudbay’s interest requirements amounted to $0 for the twelve months ended December 31, 2011 and $2.2 million for the twelve months ended September 30, 2012. Hudbay’s earnings (losses) before borrowing costs and income tax for the twelve months ended December 31, 2011 was $(20.1) million. As Hudbay’s interest requirements amounted to $0, the calculation of earnings (losses) before borrowing costs and income tax over interest requirements is not applicable for such period. Hudbay’s earnings before borrowing costs and income tax for the twelve months ended September 30, 2012 was $102.5 million, which is 47.15 times Hudbay’s interest requirements for such period.

Hudbay’s interest requirements, after giving effect to the issuance of the Initial Notes and following the consummation of the Exchange Offer, amounted to $47.5 million for the twelve months ended December 31, 2011 and $48.4 million for the twelve months ended September 30, 2012.  Hudbay’s earnings (losses) before borrowing costs and income tax for the twelve months ended December 31, 2011 was $(20.1) million which is (0.42) times Hudbay’s interest requirements for such period and Hudbay’s earnings before borrowing costs and income tax for the twelve months ended September 30, 2012 was $102.5 million, which is 2.12 times Hudbay’s interest requirements for such period. The dollar amount of additional earnings before borrowing costs and income tax to achieve a ratio of one-to-one for the twelve months ended December 31, 2011 is $67.6 million.

The above amounts are computed based on amounts determined in accordance with IFRS.

ADDITIONAL INFORMATION REGARDING GUARANTORS

The following table sets forth, for the three and nine months ended September 30, 2012 and 2011, and as at September 30, 2012 and 2011, unaudited consolidating summary financial information for Hudbay and the Guarantors (in thousands).

For the three months ending September 30:
	Guarantor - Issuer		Guarantor - Credit Supporters		Non-Guarantor - Others		Consolidating Adjustments(1)		Consolidated Hudbay Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Total revenue	0	0	144,659	209,391	0	19,023	0	(16,079)	144,659	212,335
Profit (loss) cont ops - attrib owners	(3,310)	(5,052)	15,003	16,137	(6,831)	(31,184)	(10,517)	5,625	(5,655)	(14,474)
Profit (loss) attrib owners	(3,310)	(5,052)	15,003	16,137	(6,831)	(56,216)	(10,517)	5,626	(5,655)	(39,505)

For the nine months ending September 30:
	Guarantor - Issuer		Guarantor - Credit Supporters		Non-Guarantor - Others		Consolidating Adjustments(1)		Consolidated Hudbay Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Total revenue	0	0	521,555	617,214	0	71,322	0	(52,033)	521,555	636,503
Profit (loss) cont ops - attrib owners	(37,025)	(6,835)	53,923	87,922	(34,605)	(31,939)	(8,428)	(3,506)	(26,135)	45,642
Profit (loss) attrib owners	(37,025)	(6,835)	53,923	87,922	(34,605)	(267,209)	(8,428)	(3,506)	(26,135)	(189,628)

As at September 30:
	Guarantor - Issuer		Guarantor - Credit Supporters		Non-Guarantor - Others		Consolidating Adjustments(1)		Consolidated Hudbay Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Current assets	808,628	569,743	839,036	393,535	75,242	65,486	5,003	9,200	1,727,909	1,037,964
Non-current assets	1,438,262	1,244,366	723,142	611,255	1,259,232	835,378	(1,699,578)	(1,280,143)	1,721,058	1,410,856
Current liabilities	16,189	8,742	219,460	167,148	50,634	11,178	20,980	9,191	307,263	196,259
Non-current liabilities	477,326	1,953	1,122,332	669,657	546,474	323,711	(755,051)	(558,118)	1,391,081	437,203

(1)                                  This column includes all necessary amounts to eliminate all intercompany balances between the Guarantor credit supporters and the non-guarantor others, and other adjustments to arrive at the information for Hudbay on a consolidated basis.

The following table sets forth, for the years ended December 31, 2011 and 2010, and as at December 31, 2011 and 2010, unaudited consolidating summary financial information for Hudbay and the Guarantors (in thousands).

For the year ended:
	Guarantor - Issuer		Guarantor - Credit Supporters		Non-Guarantor - Others		Consolidating Adjustments(1)		Consolidated Hudbay Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Total revenue	0	0	1,118,834	1,230,596	78,530	106,067	(306,547)	(555,631)	890,817	781,032
Profit (loss) cont ops - attrib owners	75,196	1,872	131,343	59,533	(39,631)	(29,965)	(85,533)	11,699	81,375	43,139
Profit (loss) attrib owners	75,196	1,872	131,343	59,533	(274,901)	(49,133)	(85,533)	11,699	(153,895)	23,971

As at December 31:
	Guarantor - Issuer		Guarantor - Credit Supporters		Non-Guarantor - Others		Consolidating Adjustments(1)		Consolidated Hudbay Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Current assets	569,743	71,533	393,535	1,017,816	65,486	23,481	9,200	(3,439)	1,037,964	1,109,391
Non-current assets	1,244,366	1,575,808	611,255	473,875	835,378	382,801	(1,280,143)	(1,458,331)	1,410,856	974,153
Current liabilities	8,742	8,635	167,148	202,494	11,178	11,854	9,191	2,922	196,259	225,905
Non-current liabilities	1,953	1,098	669,657	1,062,929	323,711	87,383	(558,118)	(927,590)	437,203	223,820

(1)                                  This column includes all necessary amounts to eliminate all intercompany balances between the Guarantor credit supporters and the non-guarantor others, and other adjustments to arrive at the information for Hudbay on a consolidated basis.

DESCRIPTION OF MATERIAL INDEBTEDNESS AND OTHER COMMITMENTS

Exchange Notes and Initial Notes

On September 13, 2012, Hudbay issued US$500.0 million aggregate principal amount of Senior Notes due 2020, or the Initial Notes, under the Indenture. If all the conditions of the Exchange Offer are satisfied, Hudbay intends to exchange the Initial Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes.

The Exchange Notes will evidence the same debt as the Initial Notes, be governed by the same indenture as the Initial Notes, and be treated as a single series with the Initial Notes under the Indenture. Holders of the Initial Notes and the Exchange Notes will vote as one class under the Indenture. The Exchange Notes will have a different CUSIP number and will not trade fungibly with the Initial Notes. Any Initial Notes not exchanged in the Exchange Offer will trade separately from the Exchange Notes.

Other Indebtedness

Hudbay had no long-term debt during the years ended December 31, 2011 and December 31, 2010.

Hudbay has a US$300.0 million revolving credit facility with a syndicate of banks. The facility has an initial term of four years and is secured by a pledge of assets of the parent company, including the shares of certain of Hudbay’s subsidiaries, and is unconditionally guaranteed by Hudbay’s material subsidiaries (with the exception of Hudbay BVI, Hudbay Peru and HudBay Peru S.A.C.). As at September 30, 2012, there was no principal amount outstanding (although Hudbay had $64.5 million of letters of credit outstanding collateralized by cash and cash equivalents which would have been classified as restricted cash in the absence of the credit facility), and Hudbay was in compliance with all the covenants, under the facility.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

In connection with the issuance of the Initial Notes, Hudbay entered into the Registration Rights Agreement with the initial purchasers of the Initial Notes. The following contains a summary of the provisions of the Registration Rights Agreement. Because this is a summary description, it does not contain all of the information that may be important to an investor in the Exchange Notes and is qualified in its entirety by the Registration Rights Agreement. Hudbay refers you to the Registration Rights Agreement, which has been filed as an exhibit to the registration statement of which this short form prospectus forms a part.

Under the Registration Rights Agreement, Hudbay agreed to file under the Securities Act and use its commercially reasonable efforts to cause to become effective under the Securities Act, on or prior to 270 days after the closing of the offering of the Initial Notes, the registration statement of which this short form prospectus is a part with respect to a registered offer to exchange the Initial Notes for Exchange Notes. Hudbay is required to keep the Exchange Offer open for at least 20 business days (or longer if required by law) after the date notice of the Exchange Offer is mailed to holders of the Initial Notes.

Upon the terms and subject to the conditions set forth in this short form prospectus and in the letter of transmittal, all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Exchange Notes will be issued in exchange for an equal principal amount of outstanding Initial Notes accepted in the Exchange Offer. This short form prospectus, together with the letter of transmittal, is being sent to all holders of Initial Notes as of the date of this short form prospectus. The Exchange Offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. However, the obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth herein under “— Conditions”.

Initial Notes shall be deemed to have been accepted as validly tendered when, as and if Hudbay has given oral (promptly confirmed in writing) or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the Initial Notes and delivering Exchange Notes to such holders.

Based on an interpretation of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Hudbay believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act (subject to certain representations required to be made by each holder of Notes, as set forth below). However, any purchaser of Notes who is one of Hudbay’s “affiliates” or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) will not be able to rely on the interpretation by the staff of the SEC set forth in the no-action letters, (b) will not be able to tender Initial Notes to the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, unless such resale is made pursuant to an exemption from such requirements.

By tendering Initial Notes in exchange for Exchange Notes and executing the letter of transmittal, each holder will represent to Hudbay that:

•                  it is neither an affiliate of Hudbay nor a broker/dealer tendering Initial Notes acquired directly from Hudbay for its own account;

•                  any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•                  at the time of commencement of the Exchange Offer, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued in the Exchange Offer; and

•                  it is not acting on behalf of any person who could not truthfully make the foregoing representations.

If such holder is a broker-dealer, it will also be required to represent that the Initial Notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of Exchange Notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of Initial Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with Hudbay or an affiliate of Hudbay’s to distribute the Exchange Notes in connection with any resale of such Exchange Notes.

Upon consummation of the Exchange Offer, any Initial Notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights or the payment of additional interest. In addition, such holders will not be able to offer or sell their Initial Notes, unless such Initial Notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, Hudbay will have no obligation to effect a subsequent registration of the Initial Notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date shall be              , 2013 unless Hudbay, in its sole discretion, extends the Exchange Offer, in which case the expiration date shall be the latest date to which the Exchange Offer is extended.

To extend the expiration date, Hudbay will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will notify the holders of Initial Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement will state that Hudbay is extending the Exchange Offer for a specified period of time.

Hudbay reserves the right:

•                  to delay acceptance of any Initial Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Initial Notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived prior to the expiration date, by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; or

•                  to amend the terms of the Exchange Offer in any manner deemed by Hudbay to be advantageous to the holders of the Initial Notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly confirmed in writing) or written notice to the exchange agent. If the Exchange Offer is amended in a manner determined by Hudbay to constitute a material change, Hudbay will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Initial Notes of such amendment and Hudbay will extend the Exchange Offer for a period of five to ten business days. In addition, if Hudbay amends or terminates the Exchange Offer, Hudbay will promptly file a post-effective amendment to the registration statement of which this short form prospectus forms a part. Without limiting the manner in which Hudbay may choose to make public the announcement of any delay, extension, amendment or termination of the Exchange Offer, Hudbay shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The Exchange Notes will accrue interest at the rate of 9.50% per annum payable semi-annually in arrears in cash. The Exchange Notes will accrue interest from and including the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or, if no interest has been paid on such Initial Notes, from the issue date of such Initial Notes; provided that if Initial Notes are surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the Exchange Notes received in exchange therefor will accrue from the date of such interest payment date. Interest on the Exchange Notes is payable on April 1 and October 1, beginning on April 1, 2013. No additional interest will be paid on Initial Notes tendered and accepted for exchange.

Absence of Dissenter’s Rights of Appraisal

Holders of the Initial Notes do not have any dissenter’s rights of appraisal in connection with the Exchange Offer.

Procedures for Tendering

To tender in the Exchange Offer, a holder must complete, sign and date the applicable letter of transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal and mail, or otherwise deliver, such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•                  a timely confirmation of a book-entry transfer of such Initial Notes, if such procedure is available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal; or

•                  the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of Initial Notes, letter of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Initial Notes, letters of transmittal or other required documents should be sent to Hudbay. Delivery of all Initial Notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth in the letter of transmittal. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of Initial Notes will constitute an agreement between such holder and Hudbay in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act or an eligible institution unless the Initial Notes tendered pursuant thereto are tendered (1) by a registered holder of Initial Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Hudbay, evidence satisfactory to Hudbay of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Initial Notes will be determined by Hudbay in its sole discretion, which determination will be final and binding. Hudbay reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in the opinion of counsel for Hudbay, be unlawful. Hudbay also reserves the absolute right to waive any irregularities or conditions of tender as to particular Initial Notes. Hudbay will not waive any condition of the Exchange Offer with respect to an individual holder unless Hudbay waives that condition for all holders. Hudbay’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as Hudbay shall determine. Neither Hudbay, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, Hudbay reserves the right, in its sole discretion, subject to the provisions of the Indenture pursuant to which the Initial Notes were issued:

•                  to purchase or make offers for any Initial Notes that remain outstanding subsequent to the expiration date or, as described under “— Conditions”, to terminate the Exchange Offer;

•                  to redeem Initial Notes as a whole, or in part, at any time and from time to time; and

•                  to the extent permitted under applicable law, to purchase Initial Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with Hudbay, or an affiliate of Hudbays, to distribute the Exchange Notes in connection with any resale of such Exchange Notes.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Initial Notes properly tendered will be accepted promptly after the expiration date and the Exchange Notes will be issued promptly after acceptance of the Initial Notes. See “— Conditions”. For purposes of the Exchange Offer, Initial Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if Hudbay has given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

For each Initial Note accepted for exchange, the holder of such Initial Note will receive a Exchange Note having a principal amount equal to that of the surrendered Initial Note.

In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of:

•                  a timely book-entry confirmation of such Initial Notes into the exchange agent’s account at the applicable book-entry transfer facility;

•                  a properly completed and duly executed letter of transmittal; and

•                  all other required documents.

If any tendered Initial Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted or such non-exchanged Initial Notes will be returned promptly without expense to the tendering holder thereof (if in certificated form), or credited to an account maintained with such book-entry transfer facility after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Initial Notes at the book-entry transfer facility for purposes of the Exchange Offer. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in the letter of transmittal on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) procedures to tender Initial Notes.

Any participant in the book-entry transfer facility may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Initial Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering Initial Notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Hudbay may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•                  the tender is made through an eligible institution;

•                  prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Hudbay, which:

(1)                                 sets forth the name and address of the holder of Initial Notes and identifies the Initial Notes tendered, including the principal amount of such Initial Notes;

(2)                                 states that the tender is being made thereby; and

(3)                                 guarantees that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, or a book-entry confirmation, as the case may be, and any other documents required by the letter transmittal will be deposited by the eligible institution with the exchange agent; and

•                  a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth in the letter of transmittal. Any such notice of withdrawal must:

•                  specify the name of the person having tendered the Initial Notes to be withdrawn;

•                  identify the Initial Notes to be withdrawn, including the principal amount of such Initial Notes;

•                  in the case of Initial Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Initial Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of such facility;

•                  contain a statement that such holder is withdrawing its election to have such Initial Notes exchanged;

•                  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Initial Notes were tendered including any required signature guarantees, or be accompanied by documents of transfer to have the trustees with respect to the Initial Notes in the name of the person withdrawing the tender; and

•                  specify the name in which such Initial Notes are registered, if different from the person who tendered such Initial Notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by Hudbay, which determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Initial Notes, or credited to an account maintained with the book-entry transfer facility for the Initial Notes promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, Hudbay will not be required to accept for exchange, or to exchange any Exchange Notes for, any Initial Notes and Hudbay may terminate the Exchange Offer or, at Hudbay’s option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions are not satisfied on or prior to the expiration date:

•                  no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(1)                                 challenges the making of the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer; or

(2)                                 in Hudbay’s reasonable judgment, could materially adversely affect Hudbay’s (or Hudbay’s subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to Hudbay of the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer;

•                  nothing has occurred or may occur that would or might, in Hudbay’s reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair Hudbay’s ability to realize the anticipated benefits of the Exchange Offer;

•                  there shall not have occurred: (a) any general suspension of or limitation on trading in securities in Canadian or United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Initial Notes that are the subject of the Exchange Offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in Canada or the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to Canada or the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in Canada or the United States, (g) any material adverse change in the securities or financial markets in Canada or the United States generally, or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•                  U.S. Bank National Association, as trustee, shall have not been directed by any holders of Initial Notes to object in any respect to, nor take any action that could, in Hudbay’s reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by Hudbay in making the Exchange Offer or the exchange of Initial Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for Hudbay’s sole benefit and may be asserted by Hudbay, regardless of the circumstances giving rise to any such condition, or may be waived by Hudbay, in whole or in part, at any time and from time to time in Hudbay’s reasonable discretion. All such conditions must be satisfied or waived by Hudbay, as applicable, at or before the expiration of the Exchange Offer.

If any of the foregoing conditions are not satisfied, Hudbay may, at any time on or prior to the expiration date:

•                  terminate the Exchange Offer and promptly return all tendered Initial Notes to the respective tendering holders;

•                  modify, extend or otherwise amend the Exchange Offer and retain all tendered Exchange Notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•                  waive the unsatisfied conditions with respect to the Exchange Offer and accept all Initial Notes tendered and not previously validly withdrawn.

Hudbay will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this short form prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. Hudbay is required to use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

In addition, subject to applicable law, Hudbay may in its absolute discretion terminate the Exchange Offer for any other reason.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this short form prospectus, or of the letter of transmittal, should be directed to the exchange agent as provided in the letter of transmittal.

Fees and Expenses

The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Hudbay. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telephone, telecopy or in person by Hudbay’s officers and regular employees.

Hudbay will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Hudbay will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. Hudbay may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the short form prospectus and related documents to the beneficial owners of the Initial Notes, and in handling or forwarding tenders for exchange.

The expenses to be incurred by Hudbay in connection with the Exchange Offer will be paid by Hudbay, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

Hudbay will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Initial Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. Hudbay does not currently anticipate that it will register the Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected.

DESCRIPTION OF NOTES

The Company (as defined below) issued the Initial Notes under an Indenture among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act or the requirement to qualify the Notes by prospectus or otherwise under Canadian Securities Legislation. The Company has agreed to offer to exchange the Initial Notes for a new issue of substantially identical debt securities (as previously defined as the Exchange Notes) qualified by a prospectus and registered under the Securities Act. The terms of the Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The issuance of Exchange Notes in this offering will be limited to US$500.0 million. However, Hudbay may issue an unlimited principal amount of additional notes under the Indenture having terms and conditions identical to those of the Notes issued on the Issue Date other than the issue date, the issue price and the first interest payment date. Hudbay will be permitted to issue such additional notes only if, at the time of such issuance, Hudbay is in compliance with the covenants contained in the Indenture. Any additional notes will be part of the same issue as the Notes issued on the Issue Date, but may be represented by a different CUSIP or ISIN number, and will vote on all matters as a single series with the Notes issued hereby.

This “Description of Notes” is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this “Description of Notes” is only a summary, it does not contain all of the details that will be found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You may request copies of the Notes and the Indenture, which will contain a complete description of the obligations of the Company and the Guarantors and your rights, at Hudbay’s address set forth under the heading “Available Information”.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions”. For purposes of this description, references to “the Company”, “we”, “our” and “us” refer only to HudBay Minerals Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. References to “US$” in this “Description of Notes” are to U.S. dollars. The Notes will be denominated in U.S. dollars and all payments on the Notes will be made in U.S. dollars.

A Holder will be treated as a Note’s owner for all purposes. Only Holders will have rights under the Indenture.

General

The Notes:

•                  will be initially limited to an aggregate principal amount of US$500.0 million, subject to the Company’s ability to issue additional notes;

•                  will mature on October 1, 2020;

•                  will be unconditionally Guaranteed on a senior unsecured basis by each of the Company’s Restricted Subsidiaries, other than any Excluded Subsidiary. See “—Note Guarantees”;

•                  will be issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof; and

•                  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in certificated form.

Interest on the Notes will:

•                  accrue at the rate of 9.500% per annum;

•                  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•                  be payable in cash semi-annually in arrears on April 1 and October 1, commencing on April 1, 2013;

•                  be payable to the Holders of record at the close of business on the March 15 and September 15 immediately preceding the related interest payment dates; and

•                  be computed on the basis of a 360-day year comprised of twelve 30-day months.

For purposes of the Interest Act (Canada), whenever any interest or fee under the Notes or Indenture is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under the Notes or Indenture. The rates of interest stipulated in the Notes and the Indenture are intended to be nominal rates and not effective rates or yields.

Ranking

The Notes:

•                  will be senior unsecured obligations of the Company;

•                  will rank equally in right of payment with any existing and future senior Indebtedness of the Company;

•                  will be senior in right of payment to any future Subordinated Indebtedness of the Company;

•                  will be effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

•                  will be structurally subordinated to all liabilities of any Non-Guarantor.

Each of the Note Guarantees:

•                  will be a senior unsecured obligation of each Guarantor;

•                  will rank equally in right of payment with any existing and future senior Indebtedness of each Guarantor;

•                  will be senior in right of payment to any future Guarantor Subordinated Obligations of each Guarantor; and

•                  will be effectively subordinated to all Secured Indebtedness of each Guarantor to the extent of the value of the assets of such Guarantor securing such Indebtedness.

For the 12 months ended September 30, 2012, the Non-Guarantors did not contribute to Hudbay’s revenue and reduced Hudbay’s profit from continuing operations before tax by C$36.6 million. As of September 30, 2012, the Non-Guarantors represented approximately 28% of Hudbay’s consolidated total assets and had C$291.0 million of consolidated total liabilities, including debt and trade payables but excluding intercompany liabilities, all of which would be structurally senior to the Notes.

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial, and a significant portion of such Indebtedness may be secured or structurally senior to the Notes.

In the event of bankruptcy, insolvency, receivership, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all senior Secured Indebtedness has been repaid in full from such assets.

Note Guarantees

Each of the Company’s Restricted Subsidiaries, other than any Excluded Subsidiary, will Guarantee the Notes as of the Issue Date. Thereafter, each of the Company’s Restricted Subsidiaries, other than any Excluded Subsidiary, subject to certain limitations, will be required to Guarantee the Notes in accordance with the covenant described under “—Certain Covenants—Future Guarantors”. The Guarantors will, jointly and severally, irrevocably and unconditionally Guarantee the Company’s obligations under the Notes and all obligations under the Indenture. The Note Guarantees will be fully and unconditionally Guaranteed by Hubday on a senior unsecured basis.

Any Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with IFRS.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Hudbay cannot assure you that this limitation will protect the Note Guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under a Note Guarantee would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Florida Bankruptcy Court without ruling directly on the enforceability of these types of provisions generally. If the Florida Bankruptcy Court’s decision is followed by other courts, the risk that the Note Guarantees would be deemed fraudulent conveyances would be significantly increased. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—In certain circumstances, a court could void the Notes and/or the Note Guarantees, and if that occurs, you may not receive any payments on the Notes”.

The Indenture will provide that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

(1)                                 (a)           any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of the Company, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Merger and Consolidation” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time); provided that all the obligations of such Guarantor under all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction;

(b)                                 the Guarantor becoming or being redesignated an Excluded Subsidiary (other than pursuant to clause (b) of the definition of Excluded Subsidiary); provided that if such released Guarantor ceases to be an Excluded Subsidiary, it will again provide a Note Guarantee;

(c)                                  the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(d)                                 the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)                                 such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

Payments on the Notes; Paying Agent and Registrar

Hudbay will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company. Hudbay has initially designated the corporate trust office of the Trustee to act as Hudbay’s paying agent (the “Paying Agent”) and registrar (the “Registrar”). Hudbay may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

Hudbay will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Payment of Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes, or by or on behalf of any Guarantor that is resident for tax purposes or organized other than in the United States under or with respect to any Note Guarantee, are required to be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter referred to as “Taxes”) imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which the Company or any such Guarantor is organized, or is otherwise carrying on business in, or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless such Person is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If the Company or any Guarantor that is resident for tax purposes or organized other than in the United States (each such person, a “Payor”) is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner of Notes would have received if such Taxes (including Taxes on any Additional Amounts) had not been withheld or deducted; provided, however, that the foregoing obligations to pay Additional Amounts do not apply to (1) any holder or beneficial owner of Notes with which the applicable Payor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of the payment; (2) any holder or beneficial owner of Notes that is a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Company at the time of payment or does not deal at arm’s length for the purposes of the Income Tax Act (Canada) with a “specified shareholder” of the Company at the time of payment; or (3) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or beneficial owner of Notes and the Relevant Taxing Jurisdiction including, for greater certainty and without limitation, being or having been a citizen, resident or national thereof, or being or having been present or engaged in a trade or business therein or maintaining a permanent establishment or other physical presence in or otherwise having some connection with the Relevant Taxing Jurisdiction (other than a connection from the mere acquisition, ownership or holding of such Note or a beneficial interest therein or the enforcement of rights thereunder or the receipt of any payment in respect thereof); nor will Additional Amounts be paid (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to

Additional Amounts had the Note been presented on the last day of such 30 day period); (b) to the extent relating to Taxes imposed by reason of the holder’s or beneficial owner’s failure to comply with any certification, documentation, information or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes to which such Holder or beneficial owner is entitled; (c) any tax assessment or other governmental charge which would have been avoided by such holder by presenting the relevant Note (if presentation is required); or (d) any combination of any of the above clauses (any such Tax in respect of which Additional Amounts are payable, an “Indemnified Tax”).

The applicable Payor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Company will provide the Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

If a Payor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the Notes or its Note Guarantee, at least 30 days prior to the date of such payment, such Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

Whenever in the Indenture there is mentioned in any context:

(1)                                 the payment of principal;

(2)                                 redemption prices or purchase prices in connection with a redemption or purchase of Notes;

(3)                                 interest; or

(4)                                 any other amount payable on or with respect to any of the Notes or any Note Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company and the Guarantors will indemnify and hold harmless a holder of the Notes for the amount of any Indemnified Taxes (including for greater certainty taxes payable pursuant to Regulation 803 of the Income Tax Regulations (Canada)) levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes or any Note Guarantee, and with respect to any reimbursements under this clause.

Hudbay will pay any present or future stamp, court or documentary taxes or any other excise, property or similar Taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or any Note Guarantees and Hudbay will agree to indemnify the Holders of Notes for any such amounts (including penalties, interest and other liabilities related thereto) paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction, other than the United States, in which any successor Person to the Company or any Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of mailing of a notice of redemption of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until October 1, 2016. On and after October 1, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the 12-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2016	104.750%

2017	102.375%

2018 and thereafter	100.000%

Prior to October 1, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 109.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1)                                 at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) remains outstanding after each such redemption; and

(2)                                 such redemption occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, all in accordance with the procedures of DTC, although no Note of US$2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

In addition, at any time prior to October 1, 2016, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the Company determines that it has become, or will become, obligated to pay, on a date on which any amount may be payable with respect to the Notes, any Additional Amounts as a result of an actual change (or a change in legislation proposed by the Minister of Finance of Canada or any similar authority that, if enacted, will be effective prior to the enactment date) in, or amendment to, the laws or regulations of any Relevant Taxing Jurisdiction or a change in any official position or the introduction of an official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the Issue Date, then the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, upon not less than 30 nor more than 60 days’ notice (such notice to be provided not more than 120 days before the next date on which it would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of the Company’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Officer’s Certificate stating that the Company is or will become obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders”.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has given notice to redeem all of the Notes as described under “—Optional Redemption”, the Company will, within 30 days following any Change of Control, make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

The Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)                                 that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2)                                 the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)                                 the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes (of US$2,000 or larger integral multiples of US$1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)                                 deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of US$2,000 or integral multiples of US$1,000 in excess thereof.

If the Change of Control Payment Date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes are tendered pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer, and such third party purchases all Notes validly tendered and not withdrawn under such offer to purchase.

The Company will comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make a Change of Control Offer. Certain provisions under the Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Under clause (3) of the definition of Change of Control, a Change of Control will occur when a majority of the Company’s Board of Directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, Holders may not be entitled to require the Company to make a Change of Control Offer.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)                                 the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)                                 at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                 an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a)                                 to permanently reduce (and permanently reduce commitments with respect thereto) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary of the Company (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)                                 to permanently reduce obligations under other Indebtedness of the Company that ranks equally with the Notes (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that with respect to any reduction of Obligations that rank equally with the Notes pursuant to this clause (b), the Company shall either (x) redeem Notes at 100% of principal amount thereof, but only if permitted under the provisions set forth herein in the first paragraph under the caption “—Optional Redemption” or (y) make an offer to all Holders to purchase their Notes at 100% of principal amount thereof, plus, in each case, the amount of accrued but unpaid interest on the amount of Notes, in each case on a pro rata basis and not to exceed an aggregate amount that would equally and ratably reduce the Obligations under the Notes;

(c)                                  to invest in Additional Assets; or

(d)                                 a combination of reductions and investments permitted by the foregoing clauses (a) through (c);

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)                                 any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all such Restricted Subsidiaries have been validly released by all creditors in writing;

(2)                                 any Designated Non cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non cash Consideration received pursuant to this clause (2) that is at that time outstanding, not to exceed the greater of (x) US$50.0 million and (y) 1.75% of Total Assets at the time of the receipt of such Designated Non cash Consideration (with the Fair Market Value of each item of Designated Non cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(3)                                 any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds”. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds US$30.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of US$2,000 and larger integral multiples of US$1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes tendered by Holders thereof and other Pari Passu Indebtedness tendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Asset Disposition Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes in integral multiples of US$1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than US$2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is US$2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s

Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

General

The agreements governing Hudbay’s existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Disposition. The exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements, even if the Change of Control or Asset Disposition itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Disposition occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of lenders under such other Indebtedness to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Notes—Hudbay may not be able to repurchase the Notes upon a change of control”.

Certain Covenants

Effectiveness of Covenants

Following the first day:

(a)                                 the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b)                                 no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•                  “—Repurchase at the Option of Holders—Asset sales”;

•                  “—Limitation on Indebtedness”;

•                  “—Limitation on Restricted Payments”;

•                  “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

•                  “—Limitation on Affiliate Transactions”;

•                  Clause (4) of the first paragraph of “—Merger and Consolidation”; and

•                  “—Future Guarantors”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period”.

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on Indebtedness”. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments”.

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)                                 the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)                                 no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)                                 Indebtedness of the Company or any of its Restricted Subsidiaries Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed the greater of (x) US$300.0 million and (y) 10.0% of Total Assets, less the aggregate amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of the first paragraph of “—Repurchase at the Option of Holders—Asset Sales” in satisfaction of the requirements of such covenant;

(2)                                 Indebtedness represented by the Notes (including any Note Guarantee) (other than any additional notes);

(3)                                 Indebtedness of the Company and any of its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (5), (7), (9), (10) and (11) of this paragraph);

(4)                                 Guarantees by the Company or a Restricted Subsidiary of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(5)                                 Indebtedness of the Company owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or any other Restricted Subsidiary of the Company; provided, however,

(a)                                 if the Company is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is unsecured and expressly subordinated in right of payment in full to all obligations with respect to the Notes;

(b)                                 if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor is the obligee, such Indebtedness is unsecured and expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(c)                                  (i)            any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or any of its Restricted Subsidiaries; and

(ii)           any sale or other transfer of any such Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries,

shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)                                 Indebtedness of any Person outstanding on the date on which such Person became a Restricted Subsidiary of the Company or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Company or any of its Restricted Subsidiaries (other than Indebtedness Incurred in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company); provided, however, that at the time such Person is acquired, either:

(a)                                 the Company would have been able to Incur at least US$1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence or such Indebtedness pursuant to this clause (6); or

(b)                                 the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation;

(7)                                 Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)                                 Indebtedness (including Capitalized Lease Obligations) of the Company or any of its Restricted Subsidiaries Incurred to finance the purchase, design, lease, construction, repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Similar Business through the direct purchase of such property, plant or equipment, and any Indebtedness of the Company or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) US$75.0 million and (y) 3.0% of Total Assets, at any time outstanding;

(9)                                 Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, health, disability or other employee benefits; (b) property, casualty or liability insurance, self insurance obligations; and (c) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety, reclamation, remediation and similar bonds, letters of credit and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(10)                          Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)                                 the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non cash proceeds (the Fair Market Value of such non cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)                                 such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12)                          Indebtedness in the form of letters of credit and reimbursement obligations relating to letters of credit that are satisfied within 30 days of being drawn;

(13)                          the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (13) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by Senior Management, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14)                          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(15)                          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take or pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16)                          Non Recourse Debt;

(17)                          Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor not to exceed (i) US$175.0 million outstanding in the aggregate for all Restricted Subsidiaries that are not Guarantors at any time prior to the Constancia Completion Date and (ii) US$250.0 million outstanding in the aggregate for all Restricted Subsidiaries that are not Guarantors at any time after the Constancia Completion Date;

(18)                          Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to purchase the Notes tendered in connection with a Change of Control Offer or (b) deposited to defease the Notes as described under “—Defeasance” or “—Satisfaction and Discharge”; and

(19)                          in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed the greater of (x) US$75.0 million and (y) 2.75% of Total Assets, at any time outstanding.

The Company will not Incur, and will not permit any Guarantor to Incur, any Indebtedness (excluding intercompany Indebtedness Incurred under clause (5) of the preceding paragraph) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis. No Restricted Subsidiary of the Company (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)                                 in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant; provided that any Indebtedness outstanding on the Issue Date under any Debt Facility will be treated as Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(2)                                 Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)                                 if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)                                 the principal amount of any Disqualified Stock of the Company or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) and the liquidation preference thereof;

(5)                                 Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)                                 the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger, amalgamation, arrangement or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)                                 dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)                                 dividends or distributions by a Restricted Subsidiary of the Company, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary, the Company or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)                                 purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation, arrangement or consolidation, any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                 make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)                                 Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness”; or

(b)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)                                 make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)                                 no Default shall have occurred and be continuing (or would result therefrom);

(b)                                 immediately after giving effect to such transaction on a pro forma basis, the Company could Incur US$1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(c)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (without duplication and excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (9), (10), (11) (12), (13) and (14) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)                                  100% of the aggregate Net Cash Proceeds or Fair Market Value of assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x)                                 Net Cash Proceeds or assets received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination; and

(y)                                 Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional Redemption”; plus

(iii)                               the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)                              an amount equal to:

(x)                                 the aggregate amount received in cash and the Fair Market Value of non-cash assets received by means of repurchases or redemptions of Restricted Investments or Similar Business Investments by such Person, proceeds realized upon the sale of such Restricted Investment or Similar Business Investments to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any of its Restricted Subsidiaries (other than for reimbursement of tax payments) including dividends received from Unrestricted Subsidiaries, which amount in each case under this clause (x) was included in the calculation of the amount of Restricted Payments available (including Similar Business Investments); plus

(y)                                 the Fair Market Value of the Investment in an Unrestricted Subsidiary that is being designated as a Restricted Subsidiary of the Company or the merger, amalgamation, arrangement or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this clause (y) was included in the calculation of the amount of Restricted Payments;

provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; less

(v)           any Similar Business Investment subsequent to the Issue Date made pursuant to clause (14) of the definition of Permitted Investments.

The provisions of the preceding paragraph will not prohibit:

(1)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under the caption “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;

(3)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under the caption “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)           any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6)           (a) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant and (b) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if at the date of the giving of such notice of redemption, such redemption would have complied with this covenant;

(7)           the purchase, redemption or other acquisition, cancellation, payment upon vesting or retirement for value of Capital Stock or equity appreciation rights or share units of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case upon death, disability, retirement, severance or termination of employment or in connection with the repurchase, redemption or other acquisition, cancellation, payment upon vesting or retirement for value provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights or share units were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such repurchases, redemptions or other acquisition, cancellation, payment upon vesting or retirements for value pursuant to this clause (7) will not exceed US$7.5 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed US$15.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a)           the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees or members of management of the Company, any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)           the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)           the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)           the declaration and payment of semiannual dividends on the Company’s Common Stock in an amount not to exceed US$20.0 million in the aggregate for any semiannual period; provided that at the time of declaration of such dividend, the Company’s Consolidated Leverage Ratio is no greater than 2.50 to 1.00;

(9)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(10)         repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(11)         payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant;

(12)         payments or distributions to holders of the Capital Stock of the Company or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(13)         the payment of any dividend by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary to the holders of Capital Stock on a pro rata basis;

(14)         payments or distributions of Capital Stock or assets of an Unrestricted Subsidiary (except for any Unrestricted Subsidiary whose assets primarily consist of cash or Cash Equivalents); and

(15)         other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed US$30.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (9) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment; provided that such determination of Fair Market Value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Company or an authorized committee thereof to exceed US$50.0 million. The amount of all Restricted Payments paid in cash shall be its face amount.

For purposes of designating any Restricted Subsidiary of the Company as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

For purposes of determining compliance with any U.S. dollar denominated restriction on Restricted Payments, the U.S. dollar equivalent of a Restricted Payment denominated in foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)           in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2)           in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)           the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”;

(2)           the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on Liens”; and

(3)           the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)           make any loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness Incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)           sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)           the Indenture, the Notes and the Note Guarantees;

(b)           any agreement or instrument existing on the Issue Date (except for the Indenture, the Notes or the Note Guarantees);

(c)           (x) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (y) any agreement or other instrument with respect to a Restricted Subsidiary of the Company that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Company (but not created in contemplation thereof), in the case of (x) and (y) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated or deemed, as applicable (including after acquired property);

(d)           any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (b), (c) or (e) of this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (b), (c) or (e) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Company or was merged into a Restricted Subsidiary of the Company, whichever is applicable;

(e)           (x) customary non assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (y) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(f)            Liens permitted to be Incurred under the provisions of the covenant described under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the asset securing such Indebtedness.

(g)           purchase money obligations for property acquired and Capitalized Lease Obligations, in each case, permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(h)           contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i)            restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(j)            any customary provisions in joint venture, partnership and limited liability agreements relating to joint ventures that are not Restricted Subsidiaries of the Company and other similar agreements entered into in the ordinary course of business;

(k)           any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(l)            encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(m)          (w) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with “—Limitation on Indebtedness” that are not materially more restrictive, taken as a whole, than those applicable to the Company in the Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary of the Company level comparable to those applicable to the Company), (x) other Indebtedness Incurred or Preferred Stock issued, in each case permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness”, (y) any Deferred Revenue Financing Arrangement entered into subsequent to the Issue Date or (z) any joint venture, shareholder, partnership or other similar agreement entered into subsequent to the Issue Date by an Excluded Subsidiary; provided that with respect to clauses (w), (x), (y) and (z), at the time of such incurrence or issuance or entering into, the Company in good faith believes that such encumbrances or restrictions will not materially adversely affect the Company’s ability to make principal and interest payments on the Notes;

(n)           any agreement with a governmental entity providing for developmental financing; and

(o)           customary non assignment and non transfer provisions of any contract, license or lease entered into in the ordinary course of business.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of US$5.0 million, unless:

(1)           the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)           in the event such Affiliate Transaction involves an aggregate consideration in excess of US$15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)           in the event such Affiliate Transaction involves an aggregate consideration in excess of US$35.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)           any transaction between the Company and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Company and any Guarantees issued by the Company or a Restricted Subsidiary of the Company for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be, in accordance with “—Limitation on Indebtedness”;

(2)           any Restricted Payment permitted to be made pursuant to the covenant described under the caption “—Limitation on Restricted Payments” and any “Permitted Investments”;

(3)           any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers, directors and employees approved by the Board of Directors of the Company;

(4)           the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)           loans or advances (or cancellation of loans or advances) to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of US$2.0 million (without giving effect to the forgiveness of any such loan);

(6)           any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment,

modification, supplement, extension or renewal is not more disadvantageous to the Company or any of its Restricted Subsidiaries in any material respect in the good faith judgment of Senior Management, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)           any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and any amendment thereto (so long as any such amendment is not disadvantageous to the Company or any of its Restricted Subsidiaries in the good faith judgment of Senior Management when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(8)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions or agreements are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company or such Restricted Subsidiary with an unrelated Person;

(9)           any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company (and the performance of such agreements);

(10)         any transaction with a Restricted Subsidiary of the Company, joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or any of its Restricted Subsidiaries owns any equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; provided that no Affiliate of the Company, other than the Company or any of its Restricted Subsidiaries, shall have a beneficial interest or otherwise participate in such Restricted Subsidiary, joint venture or similar entity other than through such Affiliate’s ownership of the Company;

(11)         transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12)         any merger, amalgamation, arrangement, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(13)         the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries, on the one hand, and any other Person with which the Company and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(14)         any employment, deferred compensation, consulting, non competition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries with its employees or directors in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15)         pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries; and

(16)         transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Reports

The Indenture will provide that so long as any Notes are outstanding, the Company will furnish without cost to each Holder and deliver to the Trustee:

(1)           on or prior to the later of (A) 90 days after the end of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, all annual financial information that the Company would be required to file as a reporting issuer under Canadian Securities Legislation, including annual “Management’s Discussion & Analysis” (“MD&A”) and audited financial statements;

(2)           on or prior to the later of (A) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company or (B) the date on which the Company is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, all quarterly financial information that the Company would be required to file as a reporting issuer under Canadian Securities Legislation, including a quarterly MD&A and unaudited quarterly financial statements; and

(3)           on or prior to the later of the tenth Business Day following the events giving rise to the requirements for the Company to file a material change report pursuant to Canadian Securities Legislation, such material change report.

The Company shall use its commercially reasonable efforts to (i) schedule and participate in quarterly conference calls to discuss its results of operations; provided that so long as the Company continues to hold publicly accessible quarterly conference calls for equity investors the requirements of this clause (i) shall be satisfied and (ii) provide Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. with information on a periodic basis as Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., as the case may be, shall reasonably require in order to maintain public ratings of the Notes. With respect to the reports referred to in clauses (1), (2) and (3) above, the Company shall either (A) file such reports electronically on the Canadian Securities Administrators’ SEDAR website (or any successor system); (B) file such reports electronically on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system); and (C) post such reports on a public website maintained by the Company, which in the case of (A), (B) or (C), shall satisfy the Company’s obligations to furnish such materials to the Holders and deliver such materials to the Trustee.

In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will publicly disclose the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any Parent of the Company is or becomes a Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a stand alone basis, on the other hand.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold more than in the aggregate 2.5% of the Total Assets of the Company, then the annual, quarterly and pro forma financial information required by clauses (1), (2) and (3) above, will include a reasonably detailed presentation of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company in accordance with and to the extent required by IFRS as in effect at the time.

To the extent any information is not provided as specified in this covenant and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Merger and Consolidation

The Company will not merge with or into, or amalgamate or consolidate with, or wind up into or propose an arrangement with (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)           the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia;

(2)           the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)           immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four quarter period,

(a)           the Successor Company would be able to Incur at least US$1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant; or

(b)           the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)           if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes; and

(6)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, arrangement, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes and the Note Guarantees. Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1)           any Restricted Subsidiary of the Company may consolidate with, amalgamate with, propose an arrangement with, merge with or into or transfer all or part of its properties and assets to the

Company so long as no Capital Stock of the Restricted Subsidiary of the Company is distributed to any Person other than the Company; and

(2)           the Company may merge or amalgamate or propose an arrangement with an Affiliate of the Company solely for the purpose of reincorporating the Company in another province or territory of Canada or in a state or territory of the United States or the District of Columbia.

In addition, each Guarantor will not, and the Company will not permit any Guarantor to, merge with or into, or amalgamate or consolidate with, or wind up into or propose an arrangement with (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)           (a)                                 if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized under immediately prior to such transaction, the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia;

(b)           if such entity remains a Guarantor, the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)           the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, arrangement, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; and

(2)           the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor.

Notwithstanding the foregoing, any Guarantor may (i) merge or amalgamate or propose an arrangement with or into or transfer all or part of its properties and assets to any other Guarantor or the Company or (ii) merge or amalgamate or propose an arrangement with a Restricted Subsidiary of the Company for the purpose of reincorporating the Guarantor in another province or territory of Canada, another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor and its Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Each of the Company and Guarantors will be released from its obligations under the Indenture, the Notes and the Note Guarantees, as applicable, and the Successor Company and the Successor Guarantors, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantors, as applicable, under the Indenture, the Notes and the Note Guarantees; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

Future Guarantors

The Company will cause each of its Restricted Subsidiaries, other than an Excluded Subsidiary, that is not a Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will, subject to the third succeeding paragraph, irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Canadian federal or provincial law or U.S. federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under the caption “—Note Guarantees”.

Future Note Guarantees provided by Guarantors organized in jurisdictions other than the United States and Canada, may be Limited Guarantees if the Board of Directors, in consultation with local counsel, makes a reasonable determination that such limitations are required due to legal requirements within such jurisdiction.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that this covenant shall not be breached if consents, waivers or amendments are sought in connection with an exchange offer for all of the Notes where participation in such exchange offer is limited to holders who are “qualified institutional buyers”, within the meaning of Rule 144A, “accredited investors”, within the meaning of Canadian National Instrument 45-106 Prospectus Registration Exemptions, and/or non-U.S. persons, within the meaning of Regulation S.

Events of Default

Each of the following is an “Event of Default”:

(1)           default in any payment of interest or on any Note when due, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure by the Company or any Guarantor to comply with its obligations under the covenants described under the caption “—Certain Covenants—Merger and Consolidation”;

(4)           failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under the covenants described under the captions “—Repurchase at the Option of Holders” or “—Certain Covenants” (in each case, other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain Covenants—Merger and Consolidation”, which constitutes an Event of Default under clause (3) above or (c) a failure to comply with the covenants described under the captions “—Certain Covenants—Reports” or “—Certain Covenants—Payments for Consent”, which constitute Event of Defaults under clause (5) below);

(5)           failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6)           default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)           is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)           results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates US$50.0 million or more (or its foreign currency equivalent);

(7)           failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of US$50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non appealable (the “judgment default provision”);

(8)           certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, other than in connection with solvent reconstructions or reorganizations otherwise permitted under the Indenture (the “bankruptcy provisions”); or

(9)           any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)           Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 30 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional Redemption”, “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” or changes to any notice provisions, which may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding);

(6)           make any Note payable in a currency other than that stated in the Note;

(7)           impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)           make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)           modify the Note Guarantees in any manner materially adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor of the obligations of the Company or any Guarantor under the Indenture, the Notes or the Note Guarantees in accordance with the covenant described under the caption “—Certain Covenants—Merger and Consolidation”;

(3)           provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)           to comply with the rules of any applicable depositary;

(5)           (i) add Guarantors with respect to the Notes or (ii) release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6)           secure the Notes and the Note Guarantees;

(7)           add covenants of the Company or its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(8)           make any change that does not materially adversely affect the legal rights under the Indenture of any Holder;

(9)           evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10)         conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, as set forth in an Officer’s Certificate; or

(11)         make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, additional notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders will not be necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a written notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to the Holders, or any defect in such notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1)           the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2)           the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)           the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Repurchase at the Option of Holders” and under the covenants described under the caption “—Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of Default” above and the limitations contained in clause (4) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain Covenants—Merger and Consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries of the Company that, taken together would constitute a Significant Subsidiary) or (9) under “—Events of Default” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)           in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)           in the case of legal defeasance or covenant defeasance, the Company must deliver to the Trustee an opinion of counsel qualified to practice in Canada (such counsel acceptable to the Trustee, acting reasonably) or a ruling from the Canada Revenue Agency to the effect that holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will only be subject to Canadian federal, provincial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had if such legal defeasance or covenant defeasance, as applicable, had not occurred;

(5)           such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)           no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(7)           the Company has delivered to the Trustee an Opinion of Counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(8)           the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(9)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(10)         the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (8) above).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)           (a)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the

Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)           no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c)           the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the U.S. federal securities law.

Notices

Notice or communication mailed to a Holder shall be mailed to such Holder at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any written notice or communication that is delivered in person or mailed by first class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture will provide that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Enforceability of Judgments

Since a substantial portion of our consolidated operating assets are situated outside the United States, any judgment obtained in the United States against the Company or any Guarantor, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes or the Guarantees may not be collectible within the United States.

Hudbay have been informed by its Canadian counsel that the laws of the Province of Ontario permit an action to be brought before a court of competent jurisdiction in the Province of Ontario (such court, a “Canadian Court”), in each case, to recognize and enforce a final and conclusive in personam judgment against the judgment debtor of any federal or state court located in the Borough of Manhattan in The City of New York (a “New York Court”) that is not impeachable as void or voidable under the laws of the State of New York for a sum certain if: (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the applicable Canadian Court (and submission by the Company and the Guarantors in the Indenture to the non exclusive jurisdiction of the New York Court will be sufficient for that purpose and provided that the provisions of the Indenture concerning service of process are complied with); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy as the term is understood under the laws of the Province of Ontario or to an order made under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes, as applicable; (iii) such judgment does not provide for or require the enforcement of foreign revenue, expropriatory or penal laws or other applicable laws; (iv) the action to enforce such judgment is commenced within applicable limitation periods and (v) the foreign judgment has not been satisfied and is not void or voidable under applicable foreign laws; (vi) the application of such judgment would not be contrary to public policy; (vii) the applicable Canadian Court has discretion to stay or decline to hear an action on such judgment if such judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; and (viii) an action in the applicable Canadian Court on such judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

In addition, under the Currency Act (Canada), a Canadian Court may render judgment for a sum of money only in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Consent to Jurisdiction and Service

The Indenture will provide that the Company and any Guarantor not organized in the United States will appoint CSC as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York. In relation to any legal action or proceedings arising out of or in connection with the Indenture, the Notes and the Guarantees, the Company and each Guarantor will in the Indenture irrevocably submit to the non exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with IFRS, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(a)           Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or

(b)           assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)           any property, plant, equipment, capital expenditure or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or any of its Restricted Subsidiaries in a Similar Business;

(2)           the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or its Restricted Subsidiary;

(3)           Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or

(4)           Similar Business Investments not to exceed US$100.0 million in aggregate over the life of the Notes;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)           1.0% of the principal amount of such Note, and

(2)           the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on October 1, 2016 (such redemption price being described under the caption ‘—Optional Redemption”), plus (ii) all required interest payments due on such Note through October 1, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation, arrangement or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                                 a disposition of assets by a Company’s Restricted Subsidiary to the Company or by the Company or any of its Restricted Subsidiaries to a Restricted Subsidiary of the Company;

(2)                                 a disposition of Cash Equivalents in the ordinary course of business;

(3)                                 a disposition of inventory in the ordinary course of business or any disposition of property pursuant to a Deferred Revenue Financing Arrangement;

(4)                                 a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)                                 the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant described under the caption “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)                                 an issuance of Capital Stock by a Company’s Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(7)                                 any Permitted Investment or Restricted Payment in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(8)                                 dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than US$10.0 million;

(9)                                 the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)                          the issuance by a Restricted Subsidiary of the Company of Preferred Stock that is permitted by the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”;

(11)                          the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12)                          foreclosure on assets;

(13)                          any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)                          the unwinding of any Hedging Obligations;

(15)                          the surrender of contract rights or the settlement or surrender of contract, tort or other claims;

(16)                          any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) US$10.0 million shall be evidenced by an Officer’s Certificate and (b) US$30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Company;

(17)                          dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; and

(18)                          the lease, assignment, sub lease, license or sub license of any real or personal property in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)                                 with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Toronto, Ontario, Canada are authorized or required by law to close.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Ontario, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that would have been required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                 Canadian dollars, U.S. dollars or, in the case of any foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)                                 securities issued or directly and fully Guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)                                 marketable general obligations issued by any province of Canada or state of the United States or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)                                 certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of US$500.0 million;

(5)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)                                 commercial paper rated at the time of acquisition thereof at least “A 2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P 2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)                                 interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1)                                 any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation, amalgamation, arrangement or purchase of all or substantially all of its assets); or

(2)                                 the merger, consolidation, amalgamation or arrangement of the Company with or into another Person or the merger, consolidation, amalgamation or arrangement of another Person with or into the Company or the merger, consolidation, amalgamation or arrangement of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4)                                 the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation, amalgamation or arrangement), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)                                 the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)                                 if the Company or any of its Restricted Subsidiaries:

(a)                                 has Incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)                                    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)                                if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)                                 has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)                                 if since the beginning of such period, the Company or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or discontinued (as defined under IFRS) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)                                 the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)                                 Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                 if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger, consolidation, amalgamation, arrangement or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company or is merged with or into the Company or any of its Restricted Subsidiaries) or an acquisition of assets, including any transaction or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)                                 if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)                                 increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)                                 Consolidated Interest Expense; plus

(b)                                 Consolidated Income Taxes; plus

(c)                                  consolidated amortization, depletion and depreciation expense; plus

(d)                                 other non cash charges reducing Consolidated Net Income (other than depreciation, amortization or depletion expense), including any write offs or write downs (excluding any such non cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment), non recurring losses and non cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(e)                                  any expenses or charges (other than depreciation, amortization or depletion expense) related to any Equity Offering, Permitted Investment, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes; plus

(f)                                   any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Company and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (f) shall not to exceed $15.0 million in any consecutive four quarter period; plus

(g)                                  accretion of asset retirement obligations, net of cash payments for such asset retirement obligations;

(2)                                 decreased (without duplication) by non cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(3)                                 increased or decreased (without duplication) to eliminate, to the extent reflected in Consolidated Net Income, effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (g) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (g) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person to any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its

Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)                                 interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

(2)                                 amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)                                 non cash interest expense, but any non cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments shall be excluded from the calculation of Consolidated Interest Expense;

(4)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)                                 the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)                                 costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)                                 interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)                                 the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Canadian and U.S. federal, state, provincial, municipal and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with IFRS;

(9)                                 Receivables Fees; and

(10)                          the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are intended to be used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of such Person or any of the Restricted Subsidiaries of the Company described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, (i) without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense and (ii) any imputed interest in respect of any Deferred Revenue Financing Arrangement shall not be included in Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as of the date of determination with respect to any Person, the ratio of:

(1)                                 the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date, to

(2)                                 the aggregate amount of Consolidated EBITDA of such Person and its Restricted Subsidiaries for such Person’s most recently ended four full fiscal quarters immediately preceding the date of determination for which internal financial statements are available.

The Consolidated Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio”, including any pro forma adjustments to Consolidated EBITDA.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                 any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting, except that:

(a)                                 subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of the Company, to the limitations contained in clause (2) below); and

(b)                                 the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or its Restricted Subsidiary;

(2)                                 solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”, any net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)                                 subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend (subject, in the case of a dividend to another Restricted Subsidiary of the Company, to the limitation contained in this clause); and

(b)                                 the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)                                 any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(4)                                 any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)                                 any extraordinary gain or loss;

(6)                                 any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(7)                                 consolidated impairment charges determined in accordance with IFRS;

(8)                                 any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests;

(9)                                 any net gain or loss resulting in such period from currency transaction gains or losses; and

(10)                          the cumulative effect of a change in accounting principles.

“Constancia Completion Date” means the date on which the Company delivers to the Trustee an Officer’s Certificate stating that the concentrator facility at the Constancia project has processed, in any consecutive 30-day period prior to such date, no less than an average of 50,000 tonnes of ore per day.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities or commercial paper facilities with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under any credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Deferred Revenue Financing Arrangement” means (x) the Silver Purchase Agreement among Silver Wheaton (Caymans) Ltd., HudBay (BVI) Inc. and HudBay Minerals Inc., dated August 8, 2012, and the Precious Metals Purchase Agreement among Silver Wheaton Corp., Hudson Bay Mining and Smelting Co., Limited and HudBay Minerals Inc., dated August 8, 2012, and (y) any financing transaction pursuant to which (a) the Company or any of its Restricted Subsidiaries receives cash advances or deposits in respect of future revenues from the sale of specified mineral assets to a Person other than an Affiliate, (b) such advances or deposits are recorded as long-term liabilities (other than amounts recorded as current portion thereof), but not as debt determined in accordance with IFRS, on the consolidated balance sheet of the Company and (c) such liability is amortized upon the delivery of such mineral assets.

“Designated Non cash Consideration” means the Fair Market Value of non cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                 is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)                                 is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” and such repurchase or redemption complies with the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (c) HudBay Peru S.A.C. and HudBay Peru Inc., (d) any subsidiary newly formed principally for the purposes of holding assets previously held by HudBay Peru S.A.C. or HudBay Peru Inc. or newly acquired in Peru and entering into transactions in connection therewith, and (e) HudBay (BVI) Inc. and any other special purpose entity formed principally for purposes of assisting with the financing of the Company’s business activities in Peru; provided, that no Subsidiary guaranteeing any Indebtedness of the Company or any Guarantor may be designated as or continue to be an Excluded Subsidiary until (x) such Guarantee has been released or (y) the applicable guaranteed Indebtedness has been repaid in full in the case of each of (x) and (y), without any payments having been made under such Guarantee. In the event any Subsidiaries previously designated as Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, the Company will promptly cause such Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds US$25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non cash assets and liabilities).

“Government Securities” means securities that are (a) direct obligations of Canada or the United States for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada or the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada or the United States, as the case may be, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

(2)                                 entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary of the Company in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary of the Company that provides a Note Guarantee after the Issue Date in accordance with the Indenture; provided that upon release or discharge of any Restricted Subsidiary of the Company from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time; provided that with respect to determinations for purposes of the definition of “Deferred Revenue Financing Arrangement” and whether such arrangements constitute debt, such determinations will be made under IFRS as in effect as of the closing date of such Deferred Revenue Financing

Arrangement. All ratios and computations based on IFRS contained in the Indenture will be computed in conformity with IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary or group of Restricted Subsidiaries of the Company (1) the total assets of which (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations) at the last day of the most recent fiscal quarter ending prior to the date of determination for which internal financial statements are available were less than 2.5% of Total Assets at such date and (2) the total revenue of which for the most recent four fiscal quarter period ending prior to the date of determination for which internal financial statements are available was less than 2.5% of the consolidated total revenue of the Company and its Restricted Subsidiaries for such period.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                 the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)                                 the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn out obligations) that are recorded as liabilities under IFRS, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS;

(5)                                 Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the Guarantor or obligor);

(6)                                 the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                 the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)                                 the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the Guarantor or obligor);

(9)                                 to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)                          to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

Notwithstanding the foregoing: (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest; (ii) in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post closing payment adjustments or earn out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (iii) “Indebtedness” shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, Reclamation Obligations are not and will not be deemed to be Indebtedness and (iv) any liabilities recorded on the Company’s balance sheet, other than as debt in accordance with IFRS, pursuant to any Deferred Revenue Financing Arrangement shall not be deemed to be “Indebtedness”.

In addition, “Indebtedness” of the Company and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of the Company and its Restricted Subsidiaries if:

(1)                                 such Indebtedness is the obligation of a partnership or joint venture that is not a Subsidiary of the Company (a “Joint Venture”);

(2)                                 the Company or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)                                 there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of the Company or any of its Restricted Subsidiaries; and then such Indebtedness shall be included in an amount not to exceed:

(a)                                 the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of the Company or any of its Restricted Subsidiaries; or

(b)                                 if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to the Company or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS; provided that none of the following will be deemed to be an Investment:

(1)                                 Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)                                 endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                 an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”,

(1)                                 “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary of the Company that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of the Company;

(2)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)                                 if the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB (or the equivalent) by Standard & Poor’s Ratings Services, or, if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services no longer rates the Notes, any equivalent rating by another Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means the date of the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Guarantee” means a Guarantee by a Person organized other than in the United States and Canada, the amount of which is limited in order to comply with applicable requirements of law in the jurisdiction of organization of the applicable Person with respect to the enforceability of such Guarantee.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non cash form) therefrom, in each case net of:

(1)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Canadian and U.S. federal, state, provincial, municipal and local taxes, and all foreign taxes, required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                 all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                 all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                 the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any of its Restricted Subsidiaries after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non Recourse Debt” means Indebtedness of a Person:

(1)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens or (b) is directly or indirectly liable (as a Guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens;

(2)                                 no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens, to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)                                 the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of Permitted Liens.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Investment” means an Investment by the Company or any of its Restricted Subsidiaries in:

(1)                                 a Restricted Subsidiary of the Company;

(2)                                 any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, arrangement or transfer;

(3)                                 cash and Cash Equivalents;

(4)                                 (a) endorsements for collection or deposit in the ordinary course of business and (b) receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                 payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                 loans or advances to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not in excess of US$2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)                                 any Investment acquired by the Company or any of any of its Restricted Subsidiaries:

(a)                                 in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(b)                                 as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                 Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Disposition;

(9)                                 Investments in existence on the Issue Date, or an Investment consisting of any extension, modification, replacement or renewal of any such Investment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement or renewal only (a) as required by the terms of such Investment or (b) as otherwise permitted under the Indenture;

(10)                          Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”;

(11)                          Guarantees issued in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Indebtedness”;

(12)                          Investments made in connection with the funding of contributions under any non qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)                          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)                          Similar Business Investments in an amount not to exceed 15.0% of Total Assets; and

(15)                          Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (15), in an aggregate amount at the time of such Investment not to exceed the greater of (x) US$25.0 million and (y) 1.00% of Total Assets, at any one time outstanding (in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)                                 Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of the second paragraph under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”, related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries of the Company securing Guarantees of such Indebtedness;

(2)                                 pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)                                 Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5)                                 Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                 minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)                                 Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)                                 leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)                                 judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                          Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)                                 the aggregate principal amount of Indebtedness secured by such Liens does not exceed the aggregate amount of Indebtedness permitted to be Incurred pursuant to clause (8) of the covenant described under the caption “Certain Covenants—Limitation on Indebtedness”; and

(b)                                 such Liens are created within 365 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(11)                          Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favor of trustee and escrow agents, banker’s Liens, margin Liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                                 such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)                                 such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(12)                          Liens arising from Uniform Commercial Code or the Personal Property Security Act (Ontario) (or similar statutes in other jurisdictions) financing statement filings regarding operating leases entered into by the Company and any of its Restricted Subsidiaries in the ordinary course of business;

(13)                          Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14)                          Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Company; provided, further, however, that any such Lien may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(15)                          Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger, amalgamation, arrangement or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(16)                          Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(17)                          Liens securing the Notes and the Note Guarantees;

(18)                          Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), (19) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)                          any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)                          Liens in favor of the Company or any of its Restricted Subsidiaries;

(21)                          Liens under industrial revenue, municipal or similar bonds;

(22)                          (a) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties of the Company and its Restricted Subsidiaries or the use of such properties in the operation of their business and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)                          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)                          deposits made in the ordinary course of business to secure liability to insurance carriers;

(25)                          Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary; provided that such Liens do not encumber any assets or property other than the Capital Stock or Indebtedness of such Unrestricted Subsidiary;

(26)                          Liens on assets pursuant to merger, amalgamation or arrangement agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)                          Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $50.0 million;

(28)                          Liens securing Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that such Liens do not encumber any assets of the Company or a Guarantor other than the Capital Stock held by or shareholder loans made by the Company or a Guarantor in or to the Restricted Subsidiary that is not a Guarantor and that is Incurring such Indebtedness; and

(29)                          Liens securing obligations under any Deferred Revenue Financing Arrangement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Rating Agency” means each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies (as defined pursuant to Section 3(62) of the Exchange Act), as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on balance sheet or off balance sheet or through a Restricted Subsidiary of the Company or an Unrestricted Subsidiary.

“Reclamation Obligations” means statutory, contractual, constructive or legal obligations associated with decommissioning of mining operations and reclamation and rehabilitation costs arising when environmental disturbance is caused by the exploration or development of mineral properties, plant and equipment.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any of its Restricted Subsidiaries that refinances Indebtedness of another Restricted Subsidiary of the Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                 (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)                                 the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                 such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)                                 if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)                                 Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of the Company or a Guarantor.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or its Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or its Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien on assets of the Company or such Restricted Subsidiary, excluding Capital Stock or Indebtedness of an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1 02 under Regulation S X promulgated by the SEC, determined as of the date of the most recently completed financial statements of the Company and its Restricted Subsidiaries.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any other business that is similar, reasonably related, incidental or ancillary thereto.

“Similar Business Investments” means Investments (other than Investments in Restricted Subsidiaries) made in (A) the ordinary course of, or of a nature that are customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting, marketing, selling or distributing copper, zinc, gold, silver or other base or precious metals, concentrates, oxides and other products used, useful or created in the mining business, including through agreements, acquisitions, transactions, joint ventures, partnerships, or contractual or other interests or arrangements which may permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (ii) operating agreements, developments agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Similar Business.

“Stated Maturity” means, with respect to any instrument or security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such instrument or security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company (other than an unincorporated joint venture) or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with IFRS, as shown on the most recent consolidated balance sheet of the Company; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under the Indenture in connection with any transaction, the total consolidated assets of the Company and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if the period from the redemption date to October 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)                                 such Subsidiary has no Indebtedness other than Non Recourse Debt;

(3)                                 such designation and the Investment of the Company in such Subsidiary complies with the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(4)                                 such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)                                 such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)                                 to subscribe for additional Capital Stock of such Person; or

(b)                                 to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                 on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness” on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

PRIOR SALES

On September 13, 2012, Hudbay issued US$500,000,000 aggregate principal amount of Initial Notes.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in ERISA) subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans, which Hudbay refers to collectively as “ERISA Plans”, and on those persons who are fiduciaries with respect to ERISA Plans.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets of an ERISA Plan (Section 4975 of the Code also imposes prohibitions for certain plans that are not subject to Title I of ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, which Hudbay refers to together with ERISA Plans as the “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Accordingly, each original or subsequent purchaser or transferee of a Note that is or may become a Plan is responsible for determining that its purchase and holding of such Note will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN ERISA IMPLICATIONS OF AN INVESTMENT IN THE NOTES AND DOES NOT PURPORT TO BE COMPLETE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE NOTES TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTORS’ PARTICULAR CIRCUMSTANCES.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Initial Notes for Exchange Notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the Exchange Notes will not be considered to differ materially in kind or in extent from the terms of the Initial Notes. Rather, the Exchange Notes you receive will be treated as a continuation of your investment in the Initial Notes. As a result, you will not recognize gain or loss upon the exchange of your Initial Notes for Exchange Notes. In addition, your basis and holding period in the Exchange Notes will be the same as your basis and holding period in the Initial Notes exchanged therefor.

IF YOU ARE CONSIDERING EXCHANGING YOUR INITIAL NOTES FOR EXCHANGE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a general summary of the material Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”) generally applicable to a beneficial holder of Initial Notes and Exchange Notes and all payments thereunder, and that, for purposes of the Tax Act and all relevant times, holds the Initial Note and will hold the Exchange Notes, as capital property, deals at arm’s length with Hudbay, and is not affiliated with Hudbay (a “Holder”). Generally, the Initial Notes and the Exchange Notes will be considered to be capital property to a Holder provided the Holder does not hold the Initial Notes or the Exchange Notes in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, administrative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, Holders and prospective Holders should consult their own tax advisors with respect to their individual circumstances..

Residents of Canada

The following portion of the summary is applicable to a Holder that, at all relevant times and for the purposes of the Tax Act and any applicable income tax treaty or convention is or is deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders that might not otherwise be considered to hold their Initial Notes or Exchange Notes as capital property may, in certain circumstances, be entitled to have their Initial Notes and Exchange Notes and all other “Canadian securities” (as defined in the Tax Act) owned in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances. The following portion of this summary is not applicable to (i) a Holder that is a “financial institution”, as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) a Holder an interest in which would be a “tax shelter investment” as defined in the Tax Act, (iii) a Holder that is a “specified financial institution” as defined in the Tax Act or (iv) a Holder that makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act to report its “Canadian tax results” as defined in the Tax Act in a currency other than Canadian currency. Any such Holder should consult its own tax advisor with respect to their holding of Initial Notes or Exchange Notes.

Tax Consequences of the Exchange

The Exchange Notes will not differ materially in kind or extent from the Initial Notes for which they are exchanged and will evidence the same continuing indebtedness as the Initial Notes. Accordingly, the exchange of Initial Notes for Exchange Notes pursuant to the terms set forth in this prospectus should not constitute a disposition and should not give rise to a capital gain or a capital loss for purposes of the Tax Act.

Non-Residents of Canada

The following portion of the summary is applicable to a Holder that, at all relevant times and for purposes of the Tax Act and any applicable income tax convention or treaty, (i) is not resident or deemed to be resident in

Canada; (ii) does not use or hold the Initial Notes, and will not use or hold the Exchange Notes, in carrying on business in Canada; (iii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to which the Holder disposes of Initial Notes or Exchange Notes; and (iv) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada or elsewhere or an “authorized foreign bank”, as defined in the Tax Act (a “Non-Resident Holder”). The following summary assumes that no interest paid on the Initial Notes or Exchange Notes will be in respect of a debt or other obligation to pay an amount to a person with which Hudbay does not deal at arm’s length, within the meaning of the Tax Act.

Tax Consequences of the Exchange

The Exchange Notes will not differ materially in kind or extent from the Initial Notes for which they are exchanged and will evidence the same continuing indebtedness as the Initial Notes. Accordingly, the exchange of Initial Notes for Exchange Notes pursuant to the terms set forth in this prospectus should not constitute a disposition and should not give rise to a capital gain or a capital loss for purposes of the Tax Act.

PLAN OF DISTRIBUTION

Hudbay issued the Initial Notes on September 13, 2012, pursuant to a private placement offering. The Initial Notes were issued to Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp., RBC Capital Markets LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, BMO Capital Markets Corp., ING Financial Markets LLC, Cormark Securities Inc., Desjardins Securities Inc., Dundee Securities Inc., GMP Securities L.P., Paradigm Capital Inc., Raymond James Ltd. and Stifel Nicolaus Canada Inc. If all the conditions of the Exchange Offer are satisfied, Hudbay will exchange all Initial Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that have been registered under the Securities Act.

Any broker-dealer that resells or transfers Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Initial Notes acquired by such broker-dealer as a result of marketmaking or other trading activities and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale or transfer of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Accordingly, each such broker-dealer must acknowledge that it will deliver, and must deliver, a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, such a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This short form prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or transfers of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making or other trading activities. Hudbay and the Guarantors have agreed to make this short form prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale or transfer for a period ending on the earlier of (i) 180 days after the date on which the registration statement relating to the Exchange Offer is declared effective by the SEC and (ii) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities.

Hudbay will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes.

For a period of 180 days after the expiration of the Exchange Offer or, if shorter, for a period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, Hudbay will promptly send additional copies of this short form prospectus and any amendment or supplement to this short form prospectus to any broker-dealer that requests such documents in the letter of transmittal. Hudbay and the Guarantors have agreed to (i) pay all expenses incident to the Exchange Offer, other than (a) commissions or concessions of any brokers or dealers, (b) in certain circumstances described under “The Exchange Offer - Fees and Expenses”, transfer taxes and (c) any other taxes you may incur; and (ii) indemnify the holders of the Initial Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price of damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or revision of the price of damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies may also be available to purchasers under U.S. laws. Purchasers may wish to consult with a U.S. legal advisor for particulars of these rights.

LEGAL MATTERS

Certain Canadian legal matters in connection with the Exchange Offer will be passed upon for Hudbay by Goodmans LLP.

As at the date hereof, the partners and associates of Goodmans LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of Hudbay.

INDEPENDENT AUDITORS

The annual financial statements included in this short form prospectus have been audited by Deloitte & Touche LLP, a firm of independent registered chartered accountants, as stated in their report incorporated by reference herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus is a part insofar as required by the SEC’s Form F-10:

•                  the documents set forth under “Documents Incorporated by Reference” in this short form prospectus;

•                  the Registration Rights Agreement;

•                  the consent of Deloitte & Touche LLP, Hudbay’s auditors;

•                  the consent of Goodmans LLP, Hudbay’s Canadian counsel;

•                  consents of Qualified Persons;

•                  the Indenture;

•                  the statement of eligibility of the trustee on Form T-1;

•                  the form of letter of transmittal;

•                  the form of notice of guaranteed delivery;

•                  the form of letter to DTC participants, including brokers, dealers, commercial banks, trust companies and other nominees; and

•                  powers of attorney (included on the signature pages of the registration statement).

SCHEDULE A: CONSTANCIA PROJECT

Constancia Project

The technical and scientific information contained in the following description of the Constancia project has been approved by Cashel Meagher, Hudbay’s Vice President, South America Business Unit, and a Qualified Person under NI 43-101. On November 6, 2012, Hudbay filed a technical report entitled “National Instrument 43-101, Technical Report, Constancia Project, Province of Chumbivilcas, Department of Cusco, Peru”, dated October 15, 2012 (the “Technical Report”), a copy of which is available under Hudbay’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. For additional information on Hudbay’s Constancia project, refer to the Technical Report.

Property Description and Location

Hudbay currently holds a 100% interest in the Constancia project in southern Peru. The Constancia project includes the Constancia and Pampacancha deposits and is located approximately 600 kilometres southeast of Lima at elevations of 4000 to 4500 metres above sea level. Geographic coordinates at the centre of the property are longitude 71° 47’ west and latitude 14° 27’ south.

Hudbay acquired the Constancia project in March 2011 through its acquisition of all of the outstanding shares of Norsemont. Hudbay owns a 100% interest in the 36 mining concessions (covering an area of 22,516 hectares) that comprise the Constancia project, all of which are duly registered in the name of Hudbay’s wholly-owned subsidiary, HudBay Peru S.A.C.; HudBay Peru S.A.C. also has the required surface rights to develop the Constancia project. Most of the known mineralization is located in the claims Katanga J, Katanga O, Katanga K, and Peta 7, though small mineralized outcrops are common throughout the area. All the mining concessions are currently in good standing. The annual concession fee payments of US$3.00 per hectare are due on June 30 each year.

Most permits required for construction, including the ESIA and principal beneficiation concession, are now in place. The key remaining permit required for operation is the mine permit. Hudbay expects to have the mine permit fully approved in early 2013 and to receive other required permits in the ordinary course.

The Constancia project is subject to the following taxes, royalties and other agreements concerning mineral production:

Peruvian Tax Regime

The Constancia project is subject to the Peruvian tax regime, which includes the mining tax, mining royalty, 8% labour participation, corporate tax and IGV/VAT. The Special Mining Tax (SMT) and the Mining Royalty (MR) are recently introduced taxes (late-2011) for companies in the mineral extractive industries. Both the SMT and the MR are applicable to mining operating income based on a sliding scale with progressive marginal rates. The effective tax rate is calculated according to the operating profit margin of the company. Based on Constancia’s expected life-of-mine operating profit margin, the effective SMT and MR tax rates are projected to be 2.86% and 2.61% of operating income over the life of the project. The MR is subject to a minimum of 1% of sales during a given month.

Silver Stream Agreement

Hudbay has entered into a silver purchase agreement (the “SPA”) with Silver Wheaton (Caymans) Ltd., pursuant to which it received an upfront deposit payment of US$45 million on closing and will receive a further US$250 million in upfront deposit payments (and ongoing cash payments, in respect of delivered silver, equal to the lesser of the market price and US$5.90/oz. of silver) against delivery of 100% of the silver production from the Constancia project. The SPA also provides that Silver Wheaton (Caymans) Ltd. will be granted certain security over the Constancia project assets.

Legacy Agreements

Upon commencement of commercial production, Hudbay will be required to make a final one-time payment of US$500,000 to Rio Tinto Mining and Exploration Ltd. (“Rio Tinto”) pursuant to a mining concessions transfer agreement that was entered into between Norsemont and Rio Tinto. In addition, Hudbay will be required to pay a net smelter return royalty (NSR) of 0.5% to a maximum of US$10.0 million to the previous owners of the property.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Constancia project is accessible from Lima by flying to either Arequipa or Cusco and then proceeding by paved and gravel highway to the project site, which in each case takes approximately seven hours. The closest town is Yauri (population 23,000), which is approximately 80km by road from the project site. The road to Yauri (in the general vicinity of Xstrata’s Tintaya and Antapaccay mines) is expected to be upgraded in time to meet the construction and life of mine transportation requirements of the project. Copper concentrate is expected to be transported via Yauri to the Matarani port, which is approximately 460 kilometres by road from the project site.

The climate of the region is typical of the Peruvian altiplano in which the seasons are divided into the wet season between October and March with slightly higher temperatures and a dry season during April to September with colder temperatures. Temperatures can dip below -10° Celsius and rise to 20° Celsius. The sun can be very strong with high ultraviolet readings being common during the mid-day period. There is a climate monitoring station installed at the project site.

Elevations on the property range from 4,000 to 4,500 metres above sea level with moderate relief and grass-covered altiplano terrain. Slopes are typically covered with grasses at lower elevations. At higher elevations, talus cover is common with very little vegetation. The grasslands are used as pasture for animals and at lower elevations for some limited subsistence agriculture. Water resources are readily available from a number of year-round streams near the project site.

The Constancia project’s maximum demand for electricity is estimated to be 96 MW with an average load of 85 to 90 MW in the first 5 years. It is expected that sufficient electricity will be available at the new 220 kV Tintaya substation (planned to be in operation in mid-2013) located about 70km from the mine site and Hudbay has executed a contract for integrated services to bring power from this substation to the Constancia project.

Other project infrastructure includes the tailings management facility, waste rock facility and water management systems.

Hudbay has entered into life of mine agreements with the neighbouring communities of Chilloroya and Uchuccarco. These agreements provide Hudbay the surface rights required for project construction and operations and specify Hudbay’s commitments to these local communities over the course of mine construction and operations. In particular, the community agreements contemplate cash payments for the land access rights, as well as funds for facilitation of development projects and investment for local enterprises. The agreements also outline ongoing annual investments in community development including medical, educational and agricultural services.

The nearby communities can provide unskilled labourers, but access to skilled mining talent must be obtained through training or enlisting personnel from outside the area.

History

The original Constancia property, consisting of 13 concessions, was obtained by Norsemont pursuant to an option agreement with Rio Tinto. Norsemont acquired an initial 51% interest in the property from Rio Tinto in November 2007 by making cash payments totalling US$5.0 million, completing work expenditures of US$7.8 million and issuing 1,250,000 common shares to Rio Tinto. Pursuant to the option agreement, in March, 2008 Norsemont paid Rio Tinto US$8.0 million in order to acquire the remaining 19% interest in Constancia held by Rio Tinto. Norsemont acquired the remaining 30% interest in the project from Mitsui Mining and Smelting Company Limited Sucursal Del Peru (“Mitsui”) pursuant to an agreement whereby Mitsui transferred its 30% interest in the Constancia property to Norsemont with no further obligation to Mitsui or the underlying owners of the property, for total consideration of US$9.8 million. Twenty-three additional concessions were obtained by Norsemont in 2007 and 2008.

The San Jose prospect (which forms part of the Constancia deposit) was explored by Mitsui during the 1980s. Exploration consisted of detailed mapping, soil sampling, rock chip sampling, and ground magnetic and induced polarization surveys with several drill campaigns. Drilling was mainly focused on the western and southern sides of the prospect. Mitsui completed 24 drill holes (4,200 metres) and Minera Katanga completed 24 shallow close-spaced drill holes at San Jose (1,200 metres).

In 1995, reconnaissance prospecting by Rio Tinto identified evidence for porphyry style mineralization exposed over an area 1.4 x 0.7 kilometres, open in several directions, with some copper enrichment below a widespread leach cap developed in both porphyry and skarn.

In May 2003, Rio Tinto revisited the area and the presence of a leached cap and the potential for a significant copper porphyry deposit were confirmed. Negotiations with Mitsui, Minera Livitaca and Minera Katanga resulted in agreements being signed on October 31, 2003 with the underlying owners. Rio Tinto renamed the prospect “Constancia”.

The Rio Tinto exploration activities consisted of geological mapping, soil, and rock chip sampling, and surface geophysics (magnetics and induced polarization). Rio Tinto completed 24 diamond drill holes for a total of 7,500 metres.

Geological Setting

The Constancia deposit is a porphyry copper-molybdenum system which includes copper-bearing skarn mineralisation. This type of mineralisation is common in the Yauri-Andahuaylas metallogenic belt where several porphyry Cu-Mo-Au prospects have been described but not exploited. Multiple phases of monzonite and monzonite porphyry have intruded a sequence of sandstones, mudstones and micritic limestone of Cretaceous age. Structural deformation has played a significant role in preparing and localising the hydrothermal alteration and copper-molybdenum-silver-gold mineralisation, including skarn formation.

The Pampacancha deposit is a porphyry related skarn system, with copper-bearing skarn mineralization. This type of mineralisation is common in the Yauri-Andahuaylas metallogenic belt where several skarn deposits have been developed, including Corocohuayco in the Tintaya District and Las Bambas.

Exploration and Drilling

Exploration is ongoing in the Constancia project area and is focused on the following:

Surface mapping and sampling

From 2007 to 2011, 11,444 hectares were mapped in the Constancia project area at several scales, including 1:1,000, 1:2,000 and 1:5,000. Of this, 8,905 hectares were mapped on Hudbay’s mining concessions, which represents 39% of Hudbay’s mining rights in the area. Additionally, 2,595 rock samples and 41 stream sediments samples were collected during this period.

Geophysical data

An in-house interpretation of the geophysical data along with interpretation of available surface mapping and rock and stream sediment geochemistry helped identify several targets within the project area. The most important ones are the anomalies associated with the Pampacancha deposit, the chargeability-magnetic anomalies observed in the Chilloroya South prospect and the chargeability anomalies located in Uchuccarco, at 3.8 kilometres northeast of the Constancia porphyry.

In addition, a Titan-24 DC-IP-MT survey was completed in July 2011 to the south of the Constancia deposit.

Exploration targets and drilling

Several targets have been identified in the Constancia project area, including the Chilloroya South and Pampacancha prospects, both of which were drilled as part of the 2012 exploration program.

The Pampacancha prospect is located approximately 3 kilometres southeast of the Constancia porphyry. The prospect was identified in May 2008 after a stream sediment survey revealed a 27 square-kilometre, Au-Ag-Cu anomalous area, which was subsequently corroborated by mapping and rock sampling conducted on the area. Exploratory drilling at Pampacancha started in August 2008 and is ongoing (totalling 19,653.50 metres as at December 31, 2011). From May to June 2012, hydrogeological and geotechnical drilling was carried out for the pre-feasibility study of the Pampacancha deposit (totalling 726.80 metres distributed in three holes). Drilling has been carried out at the “main body”, “magnetic halo” and “limestone replacement” target areas.

The Chilloroya South area is located 5 km south of the Constancia porphyry. Evidence of porphyry-related Cu-Au-Mo mineralisation and Cu-Au and Au-only bearing skarns occur in an area of about 3.5 km by 3.5 km coincident with several composite chargeability and magnetic anomalies at depth. Five primary targets were identified and preliminarily drill-tested from June 2010 to January 2011 (totalling 12,028.55 metres distributed in 35 holes). In July 2011, a Titan-24 DC-IP-MT survey was completed for mapping the resistivity and chargeability of the subsurface to significant depths, assisting geological interpretations and identified target at depth.

As of 31 July 2012, a total of 197,621.35 metres (785 holes) had been drilled at the Constancia project (this includes 7,484.15 metres drilled by Rio Tinto prior to 2005), in six drilling programs (infill, condemnation, metallurgical, geotechnical, hydrogeological and exploration). Drilling has been comprised of both diamond drilling (core recovery) and reverse circulation (chip recovery), with diamond drilling representing 90% of the total metreage.

Mineralization

The Constancia porphyry copper-molybdenum system, including skarn, exhibits five distinct deposit types of mineralization:

1.              Hypogene fracture-controlled and disseminated chalcopyrite mineralization in the monzonite (volumetrically small);

2.              Hypogene chalcopyrite (rare bornite) mineralization in the skarns (significant);

3.              Supergene digenite-covellite-chalcocite (rare native copper) in the monzonite (significant);

4.              Mixed secondary sulphides/chalcopyrite in the monzonite (significant); and

5.              Oxide copper mineralization (volumetrically small).

Molybdenite, plus gold and silver, occur within all the above deposit types.

Two areas of porphyry-style mineralisation are known within the project area, Constancia and San José. At Constancia, mineralisation is deeper than that observed at San José which occurs at surface. The mineralised zone extends about 1,200 metres in the north-south direction and 800 metres in the east-west direction.

The Pampacancha deposit is located approximately 3 kilometres southeast of the Constancia porphyry. The stratigraphy unit in the area is the massive, gray micritic limestone of Upper Cretaceous Ferrobamba Formation; this unit in contact with the dioritic porphyry generate a magnetite skarn, hosts economic mineralization of Cu-Au-Mo.

The intrusive rocks are Oligocene age unmineralised basement diorite. Diorite porphyry is recognized as the source for skarn mineralisation, which in turn is cut by mineralised monzonite intrusions which provide minor local increases in Cu-Au mineralisation. Skarn Cu-Au mineralisation is best developed at the upper and lower margins of the limestone body. Prograde magnetite-chalcopyrite-pyrite skarn grades are marginally well mineralised garnet and pyroxene skarn which are locally overprinted by epidote-bearing retrograde skarn.

Epithermal mineralisation of the low sulphidation quartz-sulphide Au + Cu style, accounts for common supergene enriched Au anomalies, and along with other features such as hydrothermal alteration and veins typical of near porphyry settings.

Sampling and Analysis and Security of Samples

The sample preparation, analysis, security procedures and data verification processes used in the exploration campaigns on the Constancia project prior to Hudbay’s acquisition were reviewed through the documentation available in previously filed technical reports and it has been determined that the sampling methodology, analyses, security measures and data verification processes were adequate for the compilation of data at Constancia and Pampacancha and such processes continue to be used by Hudbay.

Constancia

At Constancia, a total of 1,247 bulk density measurements were taken by ALS Chemex from 145 drill holes using the paraffin wax coat method. Samples for density measurement in each major rock unit were extracted at approximately 50 metre intervals. Sample preparation and assaying used for the resource estimate in Norsemont’s 2009 Definitive Feasibility Study was done by ALS Chemex. In July 2008, the primary lab was changed to SGS del Peru (“SGS”) in Lima. Samples were prepared and analyzed using standard procedures, including Fire Assay (for gold) and Inductively Coupled Plasma — Atomic Emission Spectroscopy and Atomic Absorption Spectrophotometry (for other elements). All samples with copper values above 0.2% were analyzed by a Sequential Copper Method (although sequential copper data was not available for Rio Tinto’s exploration campaign).

All lithological, alteration, geotechnical and mineralization data was logged on paper logs that were later entered in spreadsheets from where they were imported into the database. It was noted that the data entry spreadsheets had a number of built-in logical checks to improve the validity of the database. As was mentioned in Norsemont’s 2009 Definitive Feasibility Study, the geological and sample data was verified by a senior geologist before importing into a database.

Assay data was delivered in digital form by the main laboratory. Checks for inconsistent values were made by the senior geologist before data was uploaded.

Hudbay checked collar positions visually on plans for correctness in the data entry. Down-hole surveys were checked by examining coarse changes in the variables. Check runs were at regular intervals to check consistency of the drilling data.

Discrepancies were not identified between the log data and assay certificates and the drill hole database of text files used for the mineral resource estimate.

The quality control protocol during Norsemont’s Constancia exploration campaigns from 2006 to 2010 included the insertion of the following control samples in the sample batches:

•                  Twin samples (Core) or field duplicates (RC): one in 20 samples.

•                  Certified Reference Materials (CRMs): one in 20 samples; four CRMs are inserted in alternate order.

•                  Blanks: one in 20 samples.

The twin samples, field duplicates, coarse blanks and CRMs were inserted on the drill site prior to submission to the laboratory and Acme acted as secondary laboratory for the 2006 and part of the 2007 campaigns to check samples.

Pampacancha

A total of 56 bulk density measurements were taken from actual core at the Pampacancha deposit. The density measurements were conducted by ALS Chemex and are representative of the different rock and mineralization domains recognized to date.

All samples were sent to SGS for preparation and assaying. The SGS laboratory conforms to ISO/IEC 17025 and ISO 9002 standards and all samples were analyzed through Inductively Coupled Plasma — Atomic Emission Spectrometry after multi-acid digestion and gold was determined by fire assay with Atomic Absorption Spectroscopy.

During the drilling, blanks were inserted into the sample stream as per geologist instruction at approximate intervals of every 30 samples. Standard references were prepared with material obtained from the Pampacancha deposit by Hudbay and were analyzed and certified by Acme labs. As part of the Pampacancha drilling, duplicates were obtained by splitting half core samples, obtaining two quarter core sub-samples, one quarter representing the original sample and the other quarter representing the duplicate sample.

Hudbay submitted a total of 15,932 samples from 110 drill holes to SGS’s laboratory for analysis. In addition to these samples, 471 blanks, 336 reference standards and 486 duplicates were submitted.

•                  Blanks: During the drilling, blanks were inserted into the sample stream as per geologist instruction at approximate intervals of every 30 samples. A total of 471 blank non-mineralized quartz samples were submitted by Hudbay to test for cross-contamination from sample to sample during crushing and pulp separation.

•                  Standards: The reference standards certified by Acme labs were assayed by SGS. Of the 336 copper standards submitted for assaying, 124 of the assays fell outside the lower standard deviation indicating possible sub-estimation of copper content.

•                  Check Assaying: Despite having no duplicate pulps checked assayed in another laboratory, the geologist routinely inserted duplicate core samples to check the homogeneity of the mineralization and sampling precision. In total 453 duplicates were inserted, approximately every 30 samples.

An internal validation of the drill hole database against the original drill logs and assay certificate information was carried out by Hudbay. The validation included 100% of the assay values from the Pampacancha drilling. No significant discrepancies existed within the database and it is believed to be accurate and suitable for mineral resource estimation.

Mineral Resource and Mineral Reserve Estimates

Mineral Resources

Constancia

The Constancia mineral resource estimate was completed by AMEC, effective August 23, 2011, and was subsequently reviewed and approved by Hudbay (under the supervision of Cashel Meagher, P. Geo., Hudbay’s Vice President, South America Business Unit and a qualified person under NI 43-101). The mineral resource estimate updated a previous estimate done by GRD Minproc as part of Norsemont’s 2009 Definitive Feasibility Study, used updated modelling methods and parameters and was completed using MineSight® Software in PSAD56 UTM 19S coordinates.

Resource estimation for Constancia was based on integrated geological and assay interpretations of information recorded from diamond core logging and assaying and is comprised of following key steps: Exploratory Data Analysis, Modelling (Composites, variography and Interpolation) and Validations. A total of 161,110 m (554 holes) had been drilled at the time of the resource estimate.

The Constancia geological model is comprised of six lithology domains and five mineralization type zones. The mineralization type zones are: leached, oxide, supergene, mixed and hypogene material. The mineralization type model is based on logged codes, which have been checked against the sequential leach copper assay values.

Statistical analyses were performed by lithology type and mineralization type zone and were used to develop estimation domains.

In terms of resources categorization, the drill hole spacing analysis results indicate that a drilling spacing of 50 m by 50 m could be used to classify material as measured resources and drilling spacing of 80 m by 80 m could be used to classify material as Indicated resources.

Mineral resources above a 0.12% Cu cut-off grade are listed in the table below. Mineral resources above a cut-off grade of 0.12 % Cu have reasonable prospects for economic extraction under the following assumptions: a copper price of US$2.88/lb, a molybdenum price of US$16.00/lb, copper recovery of 89%, molybdenum recovery of 60%, and processing costs of US$ 5.5/t and mining costs of US$ 1.30/t.

Constancia Mineral Resources (Effective August 23, 2011)

Category	Tonnage (Mt)	Cu %	Ag ppm	Mo ppm	Au ppb
Measured	537.38	0.31	3.0	88.4	41.4
Indicated	408.17	0.21	2.1	57.7	33.9
Measured + Indicated	945.55	0.27	2.61	75.15	38.16
Inferred	221.11	0.19	1.8	48.6	31.8

Note: The above mineral resources have a copper cut-off grade of 0.12% and have reasonable prospects for economic extraction. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The above mineral resources are inclusive of mineral reserves.

After detailed review, Hudbay determined that AMEC’s mineral resource estimate for the Constancia deposit was accurate and that the resource model would be used in future engineering studies.

Pampacancha

The Pampacancha mineral resource estimate was developed by Hudbay’s Geology Team under the direction of Robert Carter, P. Eng. Director, Technical Services. The estimate was completed using GEMS® software in PSAD56 UTM 19S coordinates and has been approved by Cashel Meagher, P. Geo., Vice President, South America Business Unit, a qualified person under NI 43-101.

The Pampacancha deposit was first drilled by Norsemont in 2008 and continued to be drilled by Hudbay after it acquired Norsemont in 2011. A total of 110 holes (30,863 metres) were used in the resource calculation with 14 of those being derived from reverse circulation drilling and the remaining 96 from HQ diameter diamond drilling. All holes were drilled from surface by Geotec. Core recovery was near 100% for all holes.

The drilling results were used to enable the preparation of a 3D geological interpretation and estimation of mineral resources. The database for the drill hole data utilised was maintained in Access spreadsheets and was validated by Hudbay in order to identify possible errors and compatibility to the assay certificates. Hudbay determined that the skarn mineralisation hosts the majority of the copper and the resource estimation was completed only for the skarn.

The mineral resource was estimated by ordinary kriging interpolation and is shown in the table below. Mineral resources above 0.2% copper cut-off have reasonable prospects for economic extraction under the following assumptions: an approximate $10/t operating cost, 80% recovery of copper and copper price of $2.25/lb net of selling costs.

In contrast to the Constancia resource estimate, in the Pampacancha resource estimate, a pit optimization shell was not considered and the main parameter for resource categorization was a copper cut-off of 0.2%.

Pampacancha Mineral Resources (Effective April 2, 2012)

Category	Tonnage (Mt)	Cu %	Ag ppm	Mo ppm	Au ppb
Measured	11.53	0.62	5.43	168.35	342.32
Indicated	39.70	0.55	6.11	135.44	314.88
Measured + Indicated	51.23	0.57	5.96	142.85	321.06
Inferred	4.47	0.43	6.5	110.82	215.47

Note: No copper equivalency was used for the copper cut-off value and the estimated resource reports each grade value separately. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The above mineral resources are inclusive of mineral reserves.

Mineral Reserves

The mineral reserve estimates for the Constancia project are based on block models, as described in the Technical Report. Mining, processing, and economics parameters have been used to develop the mineral reserve estimate for the project. The mineral reserves’ economics are also described in detail in the Technical Report.

The mineral reserves estimates for the Constancia and Pampacancha deposits were prepared by Audra Walsh (President, CEO at A2Z Mining Inc); and approved by Hudbay (under the supervisions of Cashel Meagher, P. Geo., Hudbay’s Vice President South America Business Unit and a qualified person under NI 43-101).

The Block Models used for the mineral reserve estimates have, as a base, the original mineral resource estimate described above; they take the original resource model for Constancia and re-block its Selective Mining Unit (SMU) from 10x10x15 metres to 20x20x15 metres and re-block the Pampacancha resource model SMU from 10x10x5 metres to 20x20x10 metres.

The regularized models which were created to simulate the actual mining practice by regularizing the SMU block sizes were considered a diluted model (the resulting dilution applied is approximately 2% in the Constancia deposit and 7.5% in the Pampacancha deposit) and no internal nor external dilution was added to the block models during the Mineral Reserve Estimation.

The Qualified Person, Cashel Meagher, concluded that smoothing within the block model provided sufficient dilution and accounted for potential mine losses.

Mine design and reserve estimation for the Constancia and Pampacancha pits used the Net Smelter Return (NSR) block models, which consist of the NSR values calculation for each block in the block models, taking into account the Cu, Mo, Ag, and Au grades, mill recoveries, contained metal in concentrate, deductions and payable metal values, metal prices, freight costs, smelting and refining charges and royalty charges. All of these parameters were applied to the block model (re-blocked resource models) to form the basis of the reserve estimate.

Proven and probable reserves have continued to grow at Constancia and Pampacancha to 450 million tonnes at a copper equivalent grade of 0.49% supporting a 16 year mine life. The mine plan is such that the process plant is expected to operate to the capacity of the grinding circuit throughout the life of the mine. The plant is expected to process 29 Mt /a (84,500 t/d at 94% availability) of ore. Concentrate production rates average 328,000 t/a over the life of the mine. Constancia and Pampacancha mineral reserves are summarized in the following table.

Constancia and Pampacancha Mineral Reserves

Constancia Mineral Reserves - August 8, 2012

Category	M (tonnes)	Cu (%)	Mo (g/t)	Ag (g/t)	Au (g/t)	Cu (%)	Eq (1)
Proven	349	0.37	100	3.29	0.043	0.49
Probable	54	0.24	60	2.98	0.035	0.33
Total	403	0.35	96	3.25	0.042	0.47

Pampacancha Mineral Reserves - August 8, 2012

Proven	10	0.54	170	4.20	0.318	0.87
Probable	37	0.46	140	4.56	0.276	0.76
Total	47	0.48	149	4.49	0.285	0.78

(1)  Not accounting for recovery

The economics of the mineral reserves were confirmed by the financial model described in the Technical Report. The financial model confirmed a 14.5 percent internal rate of return, based on the following metals prices: a copper price of US$2.75/lb, gold price of US$1,150/oz, silver price of US$23.00 /oz and molybdenum price of US$14.00/lb. Metallurgical recoveries were determined and used for each of the metallurgical domains determined for the deposit.

Mining Operations

On August 8, 2012, Hudbay’s Board of Directors approved a US$1.546 billion investment in Constancia. The Constancia development schedule contemplates nine quarters of construction, with initial production in late 2014 and full production commencing in the second quarter of 2015. This timeline to completion is shorter than previously forecast and reflects the progress that has been made in the past year at the project in front-end engineering and design, permitting and community relations.

Annual contained copper metal in concentrate is expected to average approximately 118,000 tonnes during the first five full years of production (2015- 2019) and 77,000 tonnes in subsequent years. Operating cash costs, net of by-product credits, are expected to average US$0.66/lb of copper for the first five years of production, and US$1.11/lb thereafter. Project payback on an after-tax basis is expected to occur in late-2018, which is the fourth year of commercial production.

The Constancia project is a traditional open pit shovel/truck operation with two deposits, Constancia and Pampacancha. The project consists of open pit mining and flotation of sulphide minerals to produce commercial grade concentrates of copper and molybdenum. Silver and a small quantity of payable gold will report to the copper concentrate. The Pampacancha deposit exhibits higher grades of copper and gold and is scheduled to enter into production during 2016.

The Constancia ultimate pit will measure approximately 1.7 km east to west, 1.5 km north to south, and have a maximum depth of approximately 600 m. The Pampacancha ultimate pit will measure approximately 0.6 km east to west, 1 km north to south, and have a maximum depth of approximately 300 m. There will be one primary waste rock facility, which is located to the south of the Constancia pit and is intended to be used for both deposits. The processing facility will be located approximately 1 km west of the Constancia pit, while the tailings management facility will be located approximately 3.5 km southwest of the Constancia pit.

Total project mine life (not including construction) is estimated to be 17 years, including 9 months of pre-stripping and 8 months of ramp up. Feed stockpiled during the pre-stripping period will be processed during the first year of plant production. The priority plant feed will consist of high grade material and medium grade material. The low grade material will be fed as needed and will otherwise be sent to the waste rock facility.

The processing plant is designed to process 76,000 tpd of ore (25.33 Mtpa at 91.3% plant availability) from the Constancia and San José ore bodies. In early 2012, Ausenco reviewed the processing plant and ancillary equipment design, resulting in the potential capacity moving from the originally designed throughput of 76,000 tpd at 91.3% availability to 85,000 tpd at 94% availability. This increased capacity is expected to require very little additional capital.

Annual concentrate production rates are expected to ramp up from 350,000 tpa in Year 1 year to a peak of 450,000 tpa in Year 3. Production then drops to around 300,000 tpa until Year 10, after which it falls to 200,000 tpa and below until mine closure in Year 15.

The primary crusher, belt conveyors, thickeners, tanks, pebble crushers, flotation cells, mills and various other types of equipment will be located outdoors without buildings or enclosures. To facilitate the appropriate level of operation and maintenance, molybdenum concentrate bagging plant, copper concentrate filters and concentrate storage will be housed in clad structural steel buildings.

The processing plant has been laid out in accordance with established good engineering practice for traditional grinding and flotation plants. The major objective is to make the best possible use of the natural ground contours to minimise pumping requirements by using gravity flows and also to reduce the height of steel structures.

Development

Site activity to date has included the completion of a 2,100 bed construction camp, which is scheduled to expand to 3,000 beds by the end of 2012 to accommodate peak construction needs, and mobilization of the engineering, procurement and construction management (EPCM) and civil works contractors. Geotechnical drilling and sampling is complete and modeling of updated hydrogeological testing is continuing. In addition, efforts are underway to complete the relocation of 36 families pursuant to one of the community agreements.

Work is also underway to secure necessary infrastructure. Bids have been received from multiple electrical power providers and the costs and availability are expected to fall within operating cost budget assumptions. In addition, a contract was executed for the construction of the 70 kilometre power transmission line from Tintaya. The principal port operator has provided assurances that the concentrate shipments can be accommodated and discussions are currently focused on optimizing the storage and loading methodologies.

Exploration

Exploration is ongoing at the Constancia project with three diamond drills. Two drills are concentrated on infill drilling and step out drilling at Pampacancha. The objective of this drilling campaign is to expand the current resource outside the known reserve pit shell. Expansion of the known reserves at Pampacancha will provide Hudbay with an opportunity to further optimize the mine plan with enhanced grades in the early years of production. Some infill drilling is also being conducted to provide necessary information for mine optimization opportunities.

A third drill has been testing the Chilloroya South skarn target and geophysical anomaly. Favourable geology has been intersected in several drill holes, showing various thicknesses of mineralized skarn. Compilation of data from this exploration program is underway and assays are pending.

A total of 7,372 metres were drilled in the third quarter of 2012 and drilling with three drills is scheduled to continue for the remainder of the year, concentrating on resource expansion and exploration targets.

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We have read the short from prospectus of HudBay Minerals Inc. dated •, relating to the exchange offer for US$500 million  of its 9.50% Senior Notes due 2020 issued on September 13, 2012. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the shareholders and board of directors of HudBay Minerals Inc. (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of income, changes in equity, comprehensive income and cash flows for the years ended December 31, 2011 and December 31, 2010. Our report is dated March 7, 2012.

(signed) •

Independent Registered Chartered Accountants
Licensed Public Accountants
•
Toronto, Canada

A-1

CERTIFICATE OF HUDBAY MINERALS INC.

Date: December 27, 2012

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Ontario.

HUDBAY MINERALS INC.

/s/ David Garofalo	/s/ David Bryson
David Garofalo President and Chief Executive Officer	David Bryson Senior Vice President and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ G. Wesley Voorheis	/s/ J. Bruce Barraclough
G. Wesley Voorheis Director	J. Bruce Barraclough Director

CERTIFICATE OF HUDSON BAY MINING AND SMELTING CO., LIMITED

Date: December 27, 2012

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Ontario.

HUDSON BAY MINING AND SMELTING CO., LIMITED

/s/ David Garofalo	/s/ Mary-Lynn Oke
David Garofalo Chairman, President and Chief Executive Officer	Mary-Lynn Oke Chief Financial Officer, Manitoba Business Unit

On Behalf of the Board of Directors:

/s/ G. Wesley Voorheis	/s/ Patrick Donnelly
G. Wesley Voorheis Director	Patrick Donnelly Director

CERTIFICATE OF HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

Date: December 27, 2012

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Ontario.

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

/s/ David Garofalo	/s/ Mary-Lynn Oke
David Garofalo Chairman, President and Chief Executive Officer	Mary-Lynn Oke Chief Financial Officer, Manitoba Business Unit

On Behalf of the Board of Directors:

/s/ Alan Hair	/s/ Patrick Donnelly
Alan Hair Director	Patrick Donnelly Director

CERTIFICATE OF HUDBAY MARKETING & SALES INC.

Date: December 27, 2012

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Ontario.

HUDBAY MARKETING & SALES INC.

/s/ David Garofalo	/s/ Mary-Lynn Oke
David Garofalo Chairman, President and Chief Executive Officer	Mary-Lynn Oke Chief Financial Officer, Manitoba Business Unit

On Behalf of the Board of Directors:

/s/ David Bryson	/s/ Patrick Donnelly
David Bryson Director	Patrick Donnelly Director

FORM F-10

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification

The by-laws of HudBay Minerals Inc. (“Hudbay”) provide that, subject to the relevant provisions of the Canada Business Corporations Act, Hudbay shall indemnify a director or officer of Hudbay, a former director or officer of Hudbay, or another individual who acts or acted at Hudbay’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Hudbay or such other entity if (i) the individual acted honestly and in good faith with a view to the best interests of Hudbay or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Hudbay’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that the individual’s conduct was lawful.

Hudbay also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Form F-10 Registrant pursuant to the foregoing provisions, the Form F-10 Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

FORM F-10

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Form F-10 Registrants undertake to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Form F-10 Registrants are filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Form F-10 Registrants shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the relevant registration statement.

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act, the Form F-10 Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form F-10 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 28th day of December, 2012.

HUDBAY MINERALS INC.

by	/s/ David S. Bryson
Name: David S. Bryson
Title: Senior Vice President and Chief Financial Officer

HUDSON BAY MINING AND SMELTING CO., LIMITED

by	/s/ David S. Bryson
Name: David S. Bryson
Title: Senior Vice President, Finance

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

by	/s/ David S. Bryson
Name: David S. Bryson
Title: Senior Vice President, Finance

HUDBAY MARKETING & SALES INC.

by	/s/ David S. Bryson
Name: David S. Bryson
Title: Senior Vice President, Finance

SIGNATURES WITH RESPECT TO HUDBAY MINERALS INC.

Each person whose signature appears below constitutes and appoints each of David A. Garofalo, David S. Bryson and Patrick Donnelly as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form F-10 Registrant	Date

/s/ David A. Garofalo	President, Chief Executive Officer	December 28, 2012
David A. Garofalo	(Principal Executive Officer) and Director

/s/ David S. Bryson	Senior Vice President and Chief Financial Officer	December 28, 2012
David S. Bryson	(Principal Financial Officer)

/s/ G. Wesley Voorheis
G. Wesley Voorheis	Chairman and Director	December 28, 2012

/s/ Tom A. Goodman
Tom A. Goodman	Director	December 28, 2012

/s/ J. Bruce Barraclough
J. Bruce Barraclough	Director	December 28, 2012

/s/ Alan R. Hibben
Alan R. Hibben	Director	December 28, 2012

/s/ W. Warren Holmes
W. Warren Holmes	Director	December 28, 2012

/s/ John L. Knowles
John L. Knowles	Director	December 28, 2012

/s/ Alan J. Lenczner
Alan J. Lenczner	Director	December 28, 2012

/s/ Kenneth G. Stowe
Kenneth G. Stowe	Director	December 28, 2012

/s/ Roque Benavides
Roque Benavides	Director	December 28, 2012

SIGNATURES WITH RESPECT TO HUDSON BAY MINING AND SMELTING CO., LIMITED

Each person whose signature appears below constitutes and appoints each of David A. Garofalo, David S. Bryson and Patrick Donnelly as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form F-10 Registrant	Date

/s/ David A. Garofalo
David A. Garofalo	Chairman, President and Chief Executive Officer, Director	December 28, 2012

/s/ G. Wesley Voorheis
G. Wesley Voorheis	Director	December 28, 2012

/s/ Patrick Donnelly
Patrick Donnelly	Vice President, Legal and Corporate Secretary, Director	December 28, 2012

/s/ David S. Bryson
David S. Bryson	Senior Vice President, Finance	December 28, 2012

SIGNATURES WITH RESPECT TO HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

Each person whose signature appears below constitutes and appoints each of David A. Garofalo, David S. Bryson and Patrick Donnelly as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form F-10 Registrant	Date

/s/ David A. Garofalo
David A. Garofalo	Chairman, President and Chief Executive Officer, Director	December 28, 2012

/s/ Alan T. C. Hair
Alan T. C. Hair	Senior Vice President and Chief Operating Officer, Director	December 28, 2012

/s/ Patrick Donnelly
Patrick Donnelly	Vice President, Legal and Corporate Secretary, Director	December 28, 2012

/s/ David S. Bryson
David S. Bryson	Senior Vice President, Finance	December 28, 2012

SIGNATURES WITH RESPECT TO HUDBAY MARKETING & SALES INC.

Each person whose signature appears below constitutes and appoints each of David A. Garofalo, David S. Bryson and Patrick Donnelly as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Form F-10 Registrant	Date

/s/ David A. Garofalo
David A. Garofalo	Chairman, President and Chief Executive Officer, Director	December 28, 2012

/s/ David S. Bryson
David S. Bryson	Senior Vice President, Finance, Director	December 28, 2012

/s/ Patrick Donnelly
Patrick Donnelly	Vice President, Legal and Corporate Secretary, Director	December 28, 2012

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the Registrants in the United States, in the City of Newark, State of Delaware, USA on this 28th day of December, 2012.

Donald J. Puglisi (Authorized U.S. Representative)

by	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director
Puglisi & Associates

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.

2.1*	Registration Rights Agreement dated as of September 13, 2012, among HudBay Minerals Inc. and the initial purchasers named therein.

4.1**

The Annual Information Form of HudBay Minerals Inc. for the year ended December 31, 2011 (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 40-F (Commission File No. 001-34244) filed with the Commission on April 2, 2012 (the “Form 40-F”)).

4.2**

The annual audited consolidated financial statements of HudBay Minerals Inc. for the years ended December 31, 2011 and 2010, and the management’s discussion and analysis of HudBay Minerals Inc. for the financial year ended December 31, 2011 (incorporated by reference to Exhibits 99.2 and 99.3 to the Form 40-F).

4.3**

The unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2012, and the management’s discussion and analysis for the three and nine months ended September 30, 2012 (incorporated by reference to Exhibits 99.1 and 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on November 2, 2012).

4.4**

The material change report of HudBay Minerals Inc., dated September 14, 2012, regarding the completion of the offering of the Initial Notes (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on September 14, 2012).

4.5**

The material change report of HudBay Minerals Inc., dated August 14, 2012, in respect of its board of directors’ approval for an investment to fund the development and construction of its Constancia copper mine in Peru and a precious metals stream transaction with Silver Wheaton Corp. (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on August 15, 2012).

4.6**

The material change report of HudBay Minerals Inc., dated May 24, 2012, in respect of a proposed offering of senior unsecured notes that was subsequently discontinued (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on May 24, 2012).

4.7**

The notice of annual and special meeting of shareholders and management information circular dated May 14, 2012 in respect of the annual and special meeting of shareholders held on June 14, 2012 (incorporated by reference to Exhibit 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on May 18, 2012).

5.1*	Consent of Deloitte & Touche LLP

5.2*	Consent of Goodmans LLP, Canadian counsel to HudBay Minerals Inc.

5.3*	Consent of Robert Carter

5.4*	Consent of Cashel Meagher

6.1*	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).

7.1*	Indenture dated as of September 13, 2011

7.2*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to DTC Participants

* Filed herewith.

** Incorporated by reference.